Execution Version

ALLIENT Inc.

$50,000,000

Series A Senior Notes due March 21, 2031

$150,000,000

Private Shelf Facility

______________

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

______________

Dated March 1, 2024

4873-9182-5052 v18

TABLE OF CONTENTS

SECTIONHEADINGPAGE

Section 1.Authorization of Notes1

Section 1.1.Authorization of Issue of Series A Notes1

Section 1.2.Authorization of Issue of Shelf Notes1

Section 1.3.Defined Terms2

Section 1.4.Purchasers’ Obligations2

Section 2.Sale and Purchase of Notes2

Section 2.1.Sale and Purchase of Series A Notes2

Section 2.2.Sale and Purchase of Shelf Notes2

Section 3.Closing6

Section 3.1.Series A Closing6

Section 3.2.Shelf Closings6

Section 3.3.Rescheduled Shelf Closings6

Section 4.Conditions to Closing7

Section 4.1.Conditions to Series A Closing7

Section 4.2.Conditions to Shelf Closings11

Section 5.Representations and Warranties of the cOMPANY14

Section 5.1.Existence, Qualification and Power14

Section 5.2.Authorization; No Contravention15

Section 5.3.Disclosure15

Section 5.4.Organization and Ownership of Shares of Subsidiaries; Affiliates15

Section 5.5.Financial Statements; Material Liabilities16

Section 5.6.Compliance with Laws17

Section 5.7.Governmental Authorizations; Other Consents17

Section 5.8.Litigation17

Section 5.9.Taxes17

Section 5.10.Ownership of Property; Liens17

Section 5.11.Intellectual Property; Licenses, etc17

Section 5.12.Compliance with ERISA; Non-U.S. Plans18

Section 5.13.Private Offering by the Company19

Section 5.14.Use of Proceeds; Margin Regulations19

Section 5.15.Existing Indebtedness; Liens19

Section 5.16.Foreign Assets Control Regulations, etc20

Section 5.17.Export Controls21

Section 5.18.Status under Certain Statutes21

Section 5.19.Environmental Matters21

Section 5.20.Priority of Obligations22

Section 5.21.Binding Effect22

Section 5.22.No Default22

Section 5.23.Insurance22

Section 5.24.Taxpayer Identification Number; Other Identifying Information22

- i -

Section 5.25.Perfection of Security Interest22

Section 5.26.Solvency23

Section 5.27.Bank Accounts23

Section 5.28.Representations as to Foreign Obligors23

Section 5.29.Absence of Financing Statements, Etc24

Section 6.Representations of the Purchasers24

Section 6.1.Purchase for Investment24

Section 6.2.Source of Funds24

Section 7.Information as to COMPANY26

Section 7.1.Financial and Business Information26

Section 7.2.Officer’s Certificate29

Section 7.3.Visitation30

Section 7.4.Electronic Delivery30

Section 8.Payment and Prepayment of the Notes31

Section 8.1.Required Prepayments; Maturity31

Section 8.2.Optional Prepayments with Make-Whole Amount31

Section 8.3.Allocation of Partial Prepayments31

Section 8.4.Maturity; Surrender, etc32

Section 8.5.Purchase of Notes32

Section 8.6.Offer to Prepay upon Change of Control32

Section 8.7.Offer to Prepay upon Mandatory Prepayment Under Bank Loan Documents33

Section 8.8.Make-Whole Amount34

Section 8.9.Payments Due on Non-Business Days36

Section 9.Affirmative Covenants36

Section 9.1.Compliance with Laws, Organizational Document and Contractual Obligations36

Section 9.2.Maintenance of Insurance36

Section 9.3.Maintenance of Properties36

Section 9.4.Payment of Obligations37

Section 9.5.Preservation of Existence, etc37

Section 9.6.Books and Records37

Section 9.7.Collateral Security37

Section 9.8.Additional Guarantors and Pledgors38

Section 9.9.Addition of Non-Material Subsidiaries as Guarantors38

Section 9.10.Most Favored Lender39

Section 9.11.Priority of Obligations40

Section 9.12.Further Assurances40

Section 9.13.Operating Accounts41

Section 9.14.NRSRO Rating Requirement41

Section 9.15.Post-Closing Obligations41

Section 10.Negative Covenants43

Section 10.1.Liens43

Section 10.2.Investments45

- ii -

Section 10.3.Indebtedness46

Section 10.4.Fundamental Changes47

Section 10.5.Dispositions48

Section 10.6.Change in Nature of Business48

Section 10.7.Transactions with Affiliates48

Section 10.8.Burdensome Agreements49

Section 10.9.Use of Proceeds49

Section 10.10.Financial Covenants49

Section 10.11.Modifications of Certain Documents50

Section 10.12.Sale-Leaseback Transactions50

Section 10.13.Restricted Payments50

Section 10.14.Fiscal Year50

Section 10.15.Economic Sanctions, etc50

Section 10.16.Export Controls50

Section 10.17.Payment of Deferred Purchase Price50

Section 10.18.Sale of Receivables51

Section 11.Events of Default51

Section 12.Remedies on Default, etc.54

Section 12.1.Acceleration54

Section 12.2.Other Remedies55

Section 12.3.Rescission55

Section 12.4.No Waivers or Election of Remedies, Expenses, etc55

Section 13.Registration; Exchange; Substitution of Notes56

Section 13.1.Registration of Notes56

Section 13.2.Transfer and Exchange of Notes56

Section 13.3.Replacement of Notes56

Section 14.Payments on Notes57

Section 14.1.Place of Payment57

Section 14.2.Payment by Wire Transfer57

Section 14.3.FATCA Information57

Section 15.Expenses, etc.58

Section 15.1.Transaction Expenses58

Section 15.2.Certain Taxes58

Section 15.3.Survival59

Section 16.Survival of Representations and Warranties; Entire Agreement59

Section 17.Amendment and Waiver59

Section 17.1.Requirements59

Section 17.2.Solicitation of Holders of Notes60

Section 17.3.Binding Effect, etc60

Section 17.4.Notes Held by Company, etc61

Section 18.Notices.61

Section 19.Reproduction of Documents62

- iii -

Section 20.Confidential Information62

Section 21.Substitution of Purchaser63

Section 22.Miscellaneous64

Section 22.1.Successors and Assigns64

Section 22.2.Accounting Terms64

Section 22.3.Rounding64

Section 22.4.Severability65

Section 22.5.Construction, etc65

Section 22.6.Counterparts65

Section 22.7.Governing Law65

Section 22.8.Jurisdiction and Process; Waiver of Jury Trial65

Section 22.9.Dutch Terms66

Section 22.10.Transaction References67

- iv -

Schedule A—Defined Terms

Schedule 1-A—Form of Series A Note

Schedule 1-B—Form of Shelf Note

Schedule 2—Form of Request for Purchase

Schedule 3—Form of Confirmation of Acceptance

Schedule 5.4—Organization and Ownership of Shares of Subsidiaries; Affiliates

Schedule 5.11—Intellectual Property Matters

Schedule 5.12—ERISA

Schedule 5.15—Existing Indebtedness

Schedule 5.24—Taxpayer Identification Numbers

Schedule 5.27—Bank Accounts

Schedule 10.1—Permitted Liens

Schedule 10.3—Permitted Indebtedness

Purchaser Schedule—Information Relating to Purchasers

Information Schedule—Authorized Officers

- v -

Allient INC.

495 Commerce Drive

Amherst, New York 14228

March 1, 2024

To each of the Purchasers listed in
the Purchaser Schedule attached hereto
(each, a “Series A Purchaser”)

To PGIM, Inc. (“Prudential”)

To each other Prudential Affiliate that
becomes bound by this agreement as
hereinafter provided:

Ladies and Gentlemen:

Allient Inc., a Colorado corporation (the “Company”), hereby agrees with Prudential and each of the Purchasers as follows:

Section 1.Authorization of Notes.
Section 1.1.Authorization of Issue of Series A Notes.  The Company will authorize the issue and sale of $50,000,000 aggregate principal amount of its Series A Senior Notes due March 21, 2031 (the “Series A Notes”).  The Series A Notes shall be substantially in the form set out in Schedule 1-A.
Section 1.2.Authorization of Issue of Shelf Notes.  The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in an aggregate principal amount not to exceed the Available Facility Amount, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10.5 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10.5 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.2(e), and to be substantially in the form of Schedule 1-B.  The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a

Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

Section 1.3.Defined Terms.  Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.5 shall govern.
Section 1.4.Purchasers’ Obligations.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 2.Sale and Purchase of Notes.
Section 2.1.Sale and Purchase of Series A Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Series A Purchaser and each such Purchaser will purchase from the Company, at the Closing provided for in Section 3.1, Series A Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof.
Section 2.2.Sale and Purchase of Shelf Notes.
(a)Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, $150,000,000, minus the aggregate outstanding principal amount of Series A Notes purchased and sold pursuant to this Agreement prior to such time and outstanding at such time, minus the aggregate outstanding principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time and outstanding at such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.  WITH RESPECT TO THIS AGREEMENT, PRUDENTIAL IS ACTING SOLELY FOR THE PRUDENTIAL AFFILIATES AND IS NEITHER ACTING FOR THE COMPANY NOR SEEKING SUBSCRIBERS NOR PURCHASERS OF COMPANY SECURITIES ON BEHALF OF THE COMPANY.  FOR THE AVOIDANCE OF DOUBT, PRUDENTIAL IS NOT PROVIDING PLACEMENT SERVICES TO THE COMPANY.
(b)Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary), (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under Section 12 and (v) the acceleration of any Note under Section 12.  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
(c)Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by email (signed .pdf) or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (iii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly in arrears) of the Shelf Notes covered thereby, (iv) specify the use of proceeds of such Shelf Notes, (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vii) certify that the representations and warranties contained in Section 5 (as may be updated by the Company pursuant to such Request for Purchase) are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (viii) be substantially in the form of Exhibit 2 attached hereto.  Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.
(d)Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(c), Prudential may, but shall be under no obligation to, provide to the Company by telephone or email (signed .pdf), in each case between 9:30 a.m. and 1:30 p.m. New York City local time (or such later time as Prudential may elect) interest rate quotes for the principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”).  Each Quotation relating to a Shelf Note shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.
(e)Acceptance.  Within the Acceptance Window, an Authorized Officer of the Company may, subject to Section 2.2(f), elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or email (signed .pdf) within the Acceptance Window that the Company elects to accept such Quotation, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note” and such acceptance being herein called an “Acceptance”).  The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any Quotation as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on any such expired Quotation.  Subject to Section 2.2(f) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes.  As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
(f)Market Disruption.  Notwithstanding the provisions of Section 2.2(e), any Quotation provided pursuant to Section 2.2(d) shall expire if, prior to the time an Acceptance with respect to such Quotation shall have been notified to Prudential in accordance with Section 2.2(e), the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, the financial futures market or the interest rate swap market shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading.  No purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation.  If the Company thereafter notifies Prudential of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(f) are applicable with respect to such Acceptance.
(g)Fees.
(i)Fee Letter.  The Company will pay to Prudential, for its own account, fees in the amounts and at the times specified in the Fee Letter.
(ii)Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale, an amount (herein called the “Delayed Delivery Fee”) equal to the product of (1) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360.

In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.3.

(iii)Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(e) or the penultimate sentence of Section 3.3 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to the product of (A) the principal amount of such Accepted Note and (B) the quotient (expressed in decimals) obtained by dividing (1) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (2) such bid price, with the foregoing bid and ask prices as reported on the Bridge\Telerate Service, or if such information ceases to be available on the Bridge\Telerate Service, any publicly available source of such market data selected by Prudential, and rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.
(h)Periodic Spread Information.  Provided no Default or Event of Default exists, not later than 9:30 a.m. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telephone or email, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 a.m. (New York City local time) on such Business Day, on the following Business Day), information (by telephone or email) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential.  The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility.  Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified.  Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided.  Prudential may suspend or terminate providing information pursuant to this Section 2.2(h) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

Section 3.Closing.
Section 3.1.Series A Closing.  The sale and purchase of the Series A Notes to be purchased by each Series A Purchaser shall occur at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036-6745, or at such other place pursuant to the directions of Prudential, at 10:00 a.m., New York City local time, at a closing (the “Series A Closing”) on March 21, 2024 (or such other Business Day thereafter to which Prudential agrees in its sole discretion) (the “Series A Closing Date”).  At the Series A Closing, the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $100,000 as such Purchaser may request) dated the Series A Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company specified in the Funding Instruction Letter.  If at the Series A Closing the Company shall fail to tender such Series A Notes to any Series A Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4.1 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4.1 not having been fulfilled to such Purchaser’s satisfaction.  The Series A Closing and each Shelf Closing are hereafter sometimes each referred to as a “Closing”.
Section 3.2.Shelf Closings.  Not later than 11:30 a.m. New York City local time on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036-6745, or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.
Section 3.3.Rescheduled Shelf Closings.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.2, or any of the conditions specified in Section 4.2 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 p.m., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4.2 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(g)(ii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

Section 4.Conditions to Closing.
Section 4.1.Conditions to Series A Closing.  Each Series A Purchaser’s obligation to purchase and pay for the Series A Notes to be sold to such Purchaser at the Series A Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Series A Closing, of the following conditions:
(a)Execution of Finance Documents and Bank Loan Documents.  Such Purchaser shall have received fully executed counterparts of each of the following documents, which shall have been duly executed and delivered by each of the parties thereto and shall be in form and substance satisfactory to such Purchaser and in full force and effect:
(i)this Agreement;
(ii)the Original Guaranty Agreement;
(iii)each Original Security Agreement;
(iv)the Intercreditor Agreement (for the avoidance of doubt, including the Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement by each Obligor attached thereto);
(v)the Fee Letter; and
(vi)the Bank Credit Agreement and the other Bank Loan Documents.
(b)Representations and Warranties.  The representations and warranties of the Obligors in this Agreement and the other Finance Documents shall be correct when made and at the Series A Closing.
(c)Performance; No Default.  The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement and the other Finance Documents required to be performed or complied with by them prior to or at the Series A Closing.  Before and after giving effect to the issue and sale of the Series A Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since February 7, 2024 that would have been prohibited by Section 10 had such Section applied since such date.
(d)Changes in Corporate Structure.  No Obligor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5, except for the acquisition by the Company all of the issued and outstanding equity interests in SNC on January 11, 2024.
(e)Closing Certificates.
(i)Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Series A Closing Date, in form and substance satisfactory to such Purchaser (A) certifying that the conditions specified in Sections 4.1(b), 4.1(c) and 4.1(d) have been fulfilled, (B) certifying that there is no More Favorable Provision in effect on the Series A Closing Date and (C) attaching copies of the Bank Loan Documents and certifying that such copies are true and correct.
(ii)Secretary’s or Director’s Certificates.  Each Obligor shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the Series A Closing Date, in form and substance satisfactory to such Purchaser, certifying as to (A) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Finance Documents, as applicable, (B) such Obligor’s Organizational Documents as then in effect, (C) the names, offices and specimen signatures of the officers of such Obligor executing documents and (D) to the extent applicable, certificates of good standing issued by the relevant Governmental Authority in such Obligor’s jurisdiction of organization.
(iii)Perfection Certificates.  Each Obligor shall have delivered to such Purchaser a completed perfection certificate signed by a Responsible Officer of such Obligor, dated the Series A Closing Date, in form and substance satisfactory to such Purchaser.
(f)Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the Series A Closing Date (i) from each of the following (or, at the Company’s option, alternative counsel selected by the Company and acceptable to the Purchasers in their sole discretion): (A) Bond Schoeneck & King, PLLC, New York special counsel for the Obligors, (B) Otten, Johnson, Robinson, Neff, and Ragonetti, PC, Colorado special counsel for the Obligors, (C) Drummond Woodsum & MacMahon, New Hampshire special counsel for the Obligors, (D) Klehr, Harrison, Harvey, Branzburg, LLP, Pennsylvania special counsel for the Obligors, (E) Nowlan Law LLP, Wisconsin special counsel for the Obligors, (F) Stoel Rives LLP, Washington special counsel for the Obligors, (G) Rassers Advocaten, Netherlands special counsel for the Obligors, (H) Gernandt & Danielsson, Swedish special counsel for the Obligors, (I) Peters, Schönberger & Partner, German special counsel for the Obligors, and (J) Esphana e Associados, Portuguese special counsel for the Obligors (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (ii) from Akin Gump Strauss Hauer & Feld LLP, the Purchasers’ New York special counsel, in each case covering such matters incident to the transactions contemplated hereby as such Purchaser may reasonably request.  Notwithstanding the foregoing, the opinion to be delivered by Peters,

Schönberger & Partner, German special counsel for the Obligors, may include a limitation of the liability of such counsel to EUR10,000,000.
(g)Lien Searches.  Such Purchaser shall have received the results of Uniform Commercial Code searches and other evidence satisfactory to such Purchaser that there are no Liens upon the Collateral (other than Permitted Liens) and otherwise in form and substance satisfactory to such Purchaser.
(h)Intellectual Property Searches.  Such Purchaser shall have received the results of searches of ownership of patent, trademarks and copyrights in the appropriate governmental offices in form and substance satisfactory to such Purchaser.
(i)UCC Financing Statements; Intellectual Property Filings; Stock Certificates, etc.
(i)Such Purchaser shall have received, in form and substance satisfactory to it, with respect to each Obligor, completed UCC financing statements for each appropriate jurisdiction as are necessary or advisable, in such Purchaser’s sole discretion, to perfect the Collateral Agent’s security interests in the Collateral, in each case accompanied by evidence satisfactory to such Purchaser that such UCC financing statements have been filed in such jurisdictions.
(ii)Such Purchaser shall have received, in form and substance satisfactory to it, with respect to each Obligor, completed patent, trademark and copyright filings as are necessary or advisable, in such Purchaser’s sole discretion, to perfect the Collateral Agent’s security interests in the Collateral of such Obligor consisting of intellectual property, in each case accompanied by evidence satisfactory to such Purchaser that such patent, trademark and copyright filings have been filed in the appropriate governmental offices and other appropriate registries.
(iii)Such Purchaser shall have received satisfactory evidence that all stock or membership interest certificates evidencing Collateral constituting equity interests, and undated stock or transfer powers duly executed in blank, shall have been executed and delivered to the Collateral Agent, and such Purchaser shall have received copies thereof and the foregoing shall in each case be in form and substance satisfactory to such Purchaser.
(iv)Without limiting clauses (i) and (ii) above, such Purchaser shall be satisfied that the Collateral Documents shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority (except for Liens permitted pursuant to Section 10.1 and entitled to priority under applicable law) security interest in and Lien upon the Collateral, along with, in form and substance satisfactory to such Purchaser, evidence that all filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of such Purchaser to protect and preserve such security interests shall have been duly effected, and such Purchaser shall have received copies of all possessory Collateral delivered to the Collateral Agent.

(j)Insurance.  Such Purchaser shall have received evidence that all insurance required to be maintained by the Obligors pursuant to the Finance Documents has been obtained and is in effect.
(k)Purchase Permitted by Applicable Law, etc.  On the Series A Closing Date such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
(l)Sale of Other Series A Notes.  Contemporaneously with the Series A Closing, the Company shall sell to each other Series A Purchaser and each other Series A Purchaser shall purchase the Series A Notes to be purchased by it at the Series A Closing as specified in the Purchaser Schedule.
(m)Payment of Fees.
(i)Without limiting Section 15.1, the Company shall have paid to Prudential and each Series A Purchaser at or before the Series A Closing any fees due it pursuant to or in connection with this Agreement, including all fees due pursuant to the Fee Letter and any Delayed Delivery Fee due pursuant to Section 2.2(g)(ii).
(ii)Without limiting Section 15.1, the Company shall have paid at or before the Series A Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.1(f) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Series A Closing.
(n)Funding Instructions.  At least five Business Days prior to the Series A Closing Date, such Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company (the “Funding Instruction Letter”), in form and substance satisfactory to such Purchaser, specifying (i) the name and address of the transferee bank for payment of the purchase price of the Series A Notes, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for the Series A Notes is to be deposited and (iv) contact information (name, email address and telephone number) for an appropriate person at each of the transferee bank and the Company who is available to answer questions such Purchaser may have regarding the details contained in the Funding Instruction Letter and otherwise verify such details.
(o)Private Placement Number.  A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Series A Notes.

(p)Termination and Release of Transtar and 1000212261 Ontario Guaranties and Liens.  Such Purchaser shall have received evidence, in form and substance satisfactory to it, that the guaranties of, and all security interests granted by, Transtar and 1000212261 Ontario, and all security interests granted by the Company and its other Subsidiaries in equity interests of Transtar and 1000212261 Ontario, in favor of HSBC Bank USA, National Association, as administrative agent, and the lenders under the Existing Bank Credit Agreement, shall have been terminated and released.
(q)Discharge of Existing Deed of Pledge of Shares.  Such Purchaser shall have received evidence, in form and substance satisfactory to it, that the Deed of Pledge of Shares, dated October 28, 2016, among the Company, HSBC Bank USA, National Association, as Administrative Agent, and Allied B.V. and all security interests granted thereunder, shall have been discharged, terminated and released.
(r)Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.2.Conditions to Shelf Closings.  Each Purchaser’s obligation to purchase and pay for the Shelf Notes to be sold to such Purchaser at any Shelf Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:
(a)Series A Closing.  The Series A Closing shall have occurred.
(b)Representations and Warranties.  The representations and warranties of the Obligors in this Agreement and the other Finance Documents shall be correct when made and at the applicable Closing.
(c)Performance; No Default.  The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement and the other Finance Documents required to be performed or complied with by them prior to or at such Closing.  Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.
(d)Changes in Corporate Structure.  No Obligor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5, except pursuant to a transaction permitted by this Agreement and the other Finance Documents and which is set forth in the applicable Request for Purchase.
(e)Closing Certificates.

(i)Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, in form and substance satisfactory to such Purchaser (A) certifying that the conditions specified in Sections 4.2(b), 4.2(c) and 4.2(d) have been fulfilled and (B) certifying that (1) there is no More Favorable Provision in effect on the date of such Closing or (2) a Most Favored Lender Notice has been delivered with respect to each More Favorable Provision in effect on the date of such Closing in accordance with Section 9.10 and attaching copies thereof.
(ii)Secretary’s or Director’s Certificates.  Each Obligor shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the date of such Closing, in form and substance satisfactory to such Purchaser, certifying as to (A) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement and the other Finance Documents, as applicable, (B) such Obligor’s Organizational Documents as then in effect, (C) the names, offices and specimen signatures of the officers of such Obligor executing documents and (D) to the extent applicable, certificates of good standing issued by the relevant Governmental Authority in such Obligor’s jurisdiction of organization.
(f)Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing (i) from each of the following (or, at the Company’s option, alternative counsel selected by the Company and acceptable to the Purchasers in their sole discretion): (A) Bond Schoeneck & King, PLLC, New York special counsel for the Obligors, (B) Otten, Johnson, Robinson, Neff, and Ragonetti, PC, Colorado special counsel for the Obligors, (C) Drummond Woodsum & MacMahon, New Hampshire special counsel for the Obligors, (D) Klehr, Harrison, Harvey, Branzburg, LLP, Pennsylvania special counsel for the Obligors, (E) Nowlan Law LLP, Wisconsin special counsel for the Obligors, (F) Stoel Rives LLP, Washington special counsel for the Obligors, (G) Rassers Advocaten, Netherlands special counsel for the Obligors, (H) Gernandt & Danielsson, Swedish special counsel for the Obligors, (I) Peters, Schönberger & Partner, German special counsel for the Obligors, (J) Esphana e Associados, Portuguese special counsel for the Obligors, and (K) local counsel to the Obligors satisfactory to such Purchaser in any other jurisdiction in which any Obligor is organized or any Collateral is granted (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (ii) from Akin Gump Strauss Hauer & Feld LLP, the Purchasers’ New York special counsel, in each case covering such matters incident to the transactions contemplated hereby as such Purchaser may reasonably request.  Notwithstanding the foregoing, the opinion to be delivered by Peters, Schönberger & Partner, German special counsel for the Obligors, may include a limitation of the liability of such counsel to EUR10,000,000.
(g)Purchase Permitted by Applicable Law, etc.  On the date of such Closing such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
(h)Sale of Other Notes.  Contemporaneously with such Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the applicable Confirmation of Acceptance.
(i)Payment of Fees.
(i)Without limiting Section 15.1, the Company shall have paid to Prudential and each Purchaser at or before such Closing any fees due it pursuant to or in connection with this Agreement, including all fees due pursuant to the Fee Letter and any Delayed Delivery Fee due pursuant to Section 2.2(g)(ii).
(ii)Without limiting Section 15.1, the Company shall have paid at or before such Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.2(f) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.
(j)Private Placement Number.  A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for such Notes.
(k)Intercreditor Agreement.
(i)The Intercreditor Agreement shall be in full force and effect as of the date of such Closing.
(ii)Each Purchaser purchasing Notes at such Closing that is not party to the Intercreditor Agreement as a “Noteholder” shall have executed and delivered to the Collateral Agent a joinder agreement to the Intercreditor Agreement joining such Purchaser as a “Noteholder” party thereto, and the Company shall have executed and delivered to the Purchasers and the Collateral Agent an acknowledgement with respect thereto, in each case in accordance with Section 22 of the Intercreditor Agreement.
(iii)Each Obligor shall have executed and delivered to the parties to the Intercreditor Agreement an Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement in the form attached to the Intercreditor Agreement.
(l)No Material Adverse Change.  Since the date hereof, no material adverse change shall have occurred in the financial condition or the business of the Company, or the Company and its Subsidiaries taken as a whole, and no material decline shall have occurred, as determined by the Purchasers, in the market value of the Collateral, taken as a whole.
(m)Confirmation of Guaranties.  Such Purchaser shall have received a confirmation and reaffirmation of guaranty, dated as of the date of such Closing, from each

Guarantor with respect to each of the then existing Guaranty Agreements, in form and substance satisfactory to such Purchaser, with respect to the Notes being issued at such Closing (each, a “Confirmation of Guaranty”).
(n)Confirmation of Security.  The Purchasers shall have received a confirmation and reaffirmation of security, dated as of the date of such Closing, from each Obligor and each other Person that shall have provided security under the Collateral Documents with respect to each of the then existing Collateral Documents, in form and substance satisfactory to such Purchaser, with respect to the Notes being issued at such Closing (each, a “Confirmation of Security”).
(o)Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 5.Representations and Warranties of the cOMPANY.

The Purchasers and the holders of the Notes recognize and acknowledge that, in respect of any Closing Day following the Series A Closing Date, the Company may update certain of the representations and warranties in this Section 5 by updating the Schedules related thereto as set forth herein pursuant to a Request for Purchase; provided that no such update to any representation or warranty applicable to any particular Closing Day shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on the date hereof or any other Closing Day or any determination of the falseness or inaccuracy thereof pursuant to Section 11(e).  The Company represents and warrants to Prudential and each Purchaser that:

Section 5.1.Existence, Qualification and Power.  Each Obligor and each Subsidiary thereof (a) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Finance Documents to which it is a party, (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) except for the Company, is owned, directly or indirectly, by the Company.  No Subsidiary has any outstanding shares of any class of capital stock or other Equity Interests which has priority over any other class of capital stock or other Equity Interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Company or a Wholly-Owned Subsidiary.  No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the Bank Credit Agreement and customary limitations imposed by corporate or limited liability company law or similar statutes)

restricting the ability of such Subsidiary to pay dividends out of profits or make other distributions of profits to the Company or any of its other Subsidiaries that owns outstanding shares of capital stock or other Equity Interests of such Subsidiary.

Section 5.2.Authorization; No Contravention.  The execution, delivery and performance by each Obligor of each Finance Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law.
Section 5.3.Disclosure.  This Agreement, the other Finance Documents, the financial statements described in Section 5.5 and the documents, certificates or other writings delivered to Prudential and the applicable Purchasers by or on behalf of the Company prior to February 7, 2024, in the case of the Series A Notes, or prior to the date of the applicable Quotation, in the case of Shelf Notes, in connection with the transactions contemplated (this Agreement, the other Finance Documents and such documents, certificates or other writings and such financial statements delivered to Prudential and each applicable Purchaser with respect to the applicable purchase of Notes being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, in the case of the Series A Notes, since December 31, 2022, and in the case of any Series of Shelf Notes, since the end of the most recent fiscal year for which audited financial statements have been furnished prior to the time Prudential provided the Quotation to the Company pursuant to Section 2.2(d) with respect to such Series of Shelf Notes for which this representation is being made, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.Organization and Ownership of Shares of Subsidiaries; Affiliates.
(a)Schedule 5.4 (as such Schedule 5.4 may be updated by the Company pursuant to a Request for Purchase, subject to a Confirmation of Acceptance, if applicable) contains (except as noted therein) complete and correct lists of (i) in Part A of such Schedule, the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, whether such Subsidiary is a Non-Material Subsidiary and whether such Subsidiary is a Guarantor, (ii) in Part B of such Schedule, the Company’s Affiliates, other than Subsidiaries, (iii) in Part C of such Schedule, the Company’s directors and senior officers, and (iv) in Part D of such Schedule, any equity investments of the Company or any of its Subsidiaries in any corporation or other entity other than Subsidiaries disclosed in Part A of such Schedule.  The Guarantors constitute all of the Subsidiaries of the

Company other than Non-Material Subsidiaries.  Other than the Guarantors, no Person is a guarantor of or otherwise liable or a provider of credit support (whether as a borrower or an additional or co-borrower or otherwise) for or in respect of any Indebtedness under the Bank Loan Documents or any other Material Credit Facility.
(b)All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)Except for investments that are part of the Company’s supplemental executive retirement plan or the Company’s deferred compensation plan, and except for Subsidiaries disclosed in Part A of Schedule 5.4, the Company and its Subsidiaries have no equity investments in any other corporation or entity other than those specifically disclosed in Part D of Schedule 5.4.  All of the outstanding Equity Interests described in Part D of Schedule 5.4 have been validly issued and are fully paid and nonassessable.
Section 5.5.Financial Statements; Material Liabilities.  The Company has delivered to Prudential and made available to each applicable Purchaser of the Series A Notes and any Accepted Notes copies of the following financial statements of the Company and its Subsidiaries:
(a)a consolidated balance sheet of the Company and its Subsidiaries as of the last day of each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by independent public accountants of recognized national standing, and
(b)a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of the last fiscal year referenced in clause (a) above (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, cash flows and shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company.

All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.  The projections of the Company delivered by the Company to Prudential and each applicable Purchaser of the Series A Notes and any Accepted Notes were prepared in good faith and in accordance with GAAP, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect the Company’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

Section 5.6.Compliance with Laws.  The Company and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.7.Governmental Authorizations; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement or any other Finance Document.
Section 5.8.Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Finance Document, or any of the transactions contemplated hereby, or (b) could reasonably be expected to have a Material Adverse Effect.
Section 5.9.Taxes.  The Company and its Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement.
Section 5.10.Ownership of Property; Liens.  The Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Company and its Subsidiaries is subject to no Liens except for Permitted Liens.  All leases necessary in any material respect for or conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.
Section 5.11.Intellectual Property; Licenses, etc.  The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary that is material for the purposes of the continued operation of their respective businesses infringes upon any rights held by any other Person.  Set forth on Schedule 5.11 is a complete list of all patents, trademarks and copyrights of the Company and its Subsidiaries as of the date of this Agreement.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12.Compliance with ERISA; Non-U.S. Plans.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or is using a pre-approved plan document entitled to rely on a favorable opinion letter issued by the IRS.  To the best knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such qualification.  The Company and each ERISA Affiliate have made all required contributions to each Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b)There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, and no event, transaction or condition has occurred or exists, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)(i) no ERISA Event has occurred or is reasonably expected to occur; (ii) except as disclosed in Schedule 5.12, no Pension Plan has any Unfunded Pension Liability; (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than $1,000,000 (or its equivalent in any other currency), which amount is not Material; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.  The Company represents and warrants that the Company is not and will not be using “plan assets” (within the meaning of C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Notes.
(d)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(e)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
Section 5.13.Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than Prudential and the Purchasers, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
Section 5.14.Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Series A Notes to refinance existing Indebtedness of the Company under the Existing Bank Credit Agreement and to pay fees, costs and expenses incurred in connection therewith, and will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.Existing Indebtedness; Liens.
(a)Schedule 5.15 (as such Schedule 5.15 may be updated by the Company pursuant to a Request for Purchase, subject to a Confirmation of Acceptance, if applicable) sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of December 31, 2023 other than Indebtedness with a principal amount outstanding or available for borrowing of less than $1,000,000 individually and less than $5,000,000 in the aggregate for all such Indebtedness not listed in such Schedule (or in the case of any updated Schedule 5.15 delivered pursuant to a Request for Purchase, the date specified therein) (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any and Guaranty thereof, if any), since which date there has been no Material increase in the amounts, interest rates, sinking funds or installment payments, or any Material change in the maturities, of Indebtedness of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted under this Agreement.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.  As of the close of business on the date of this Agreement, neither the Company nor any Subsidiary has outstanding any Indebtedness except as permitted by Section 10.3.
(b)Except for the Finance Documents, the Bank Loan Documents or as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.
(c)Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except for this Agreement, the Bank Credit Agreement or as disclosed in Schedule 5.15.
(d)True, correct and complete copies of the Bank Loan Documents and any other Material Credit Facility have been provided to each Purchaser.
Section 5.16.Foreign Assets Control Regulations, etc.
(a)Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)No part of the proceeds from the sale of the Notes hereunder:
(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17.Export Controls.  The Company and its Subsidiaries are in compliance in all material respects with all relevant export, re-export and import laws applicable to the Company or such Subsidiaries, as the case may be.  Neither the Company nor any of its Subsidiaries has shipped or provided any item for delivery to, or is currently providing any services in or to, a country, entity or individual in violation of any applicable export or re-export laws, including, without limitation, such laws and regulations promulgated or enforced by the United States Department of Treasury, United States Department of Commerce, or United States Department of State, or is currently providing any services, to a country or an individual in violation of any export or re-export laws.
Section 5.18.Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.
Section 5.19.Environmental Matters.  (a) The Company and its Subsidiaries are in compliance with all Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) have not had or will not have a Material Adverse Effect; (b) all licenses, permits, registrations or approvals required for the conduct of the business of the Company or any Subsidiary under any Environmental Law have been secured and the Company or the applicable Subsidiary is in compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith has not had or will not have a Material Adverse Effect; (c) neither the Company nor any Subsidiary has received notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Company or such Subsidiary is a party or that would affect the ability of the Company or such Subsidiary to operate any of its property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder; (d) there are no claims under any Environmental Laws (an “Environmental Claim”) pending or to the knowledge of the Company, threatened which have had or are reasonably likely to have a

Material Adverse Effect; and (e) there are no facts, circumstances, conditions or occurrences on any property now or at any time owned, leased or operated by the Company or any Subsidiary or on any property adjacent to any such property that could reasonably be expected: (i) to form the basis of any Environmental Claim against the Company or any Subsidiary or any property of the Company or any Subsidiary; or (ii) to cause such property to be subject to any restrictions on the ownership, occupancy, use or transferability of such property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate have not had and will not have a Material Adverse Effect.

Section 5.20.Priority of Obligations.  Neither the Company nor any Subsidiary has granted or permitted to exist any security interest or taken any action that would cause the payment obligations of the Company, its Subsidiaries and the Guarantors under this Agreement and the other Finance Documents not to rank at least pari passu, without preference or priority, with all Indebtedness of the Company, its Subsidiaries and the Guarantors under the Bank Loan Documents.
Section 5.21.Binding Effect.  This Agreement and each other Finance Document, has been duly executed and delivered by each Obligor that is a party thereto.  This Agreement constitutes, and each other Finance Document when so delivered will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and laws affecting creditors’ rights generally.
Section 5.22.No Default.  Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Finance Document.
Section 5.23.Insurance.  The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.
Section 5.24.Taxpayer Identification Number; Other Identifying Information.  The true and correct U.S. taxpayer identification number of the Company and each Domestic Subsidiary, as of the date of this Agreement, is set forth on Schedule 5.24.  The true and correct unique identification number of each Foreign Subsidiary that has been issued by its jurisdiction of organization and the name of such jurisdiction, as of the date of this Agreement, are set forth on Schedule 5.24.
Section 5.25.Perfection of Security Interest.  Except for the execution of Account Control Agreements with respect to Excluded Accounts or which are specified in Section 9.15 and have not been and are not required under such Section 9.15 to be executed on or prior to the date this representation is made, all filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Collateral Agent’s first priority (subject only to

Liens permitted by Section 10.1 entitled to priority under applicable law) security interest in the Collateral.  The Collateral and the Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.  The Company and each Guarantor is the owner of the Collateral free from any Lien, except for Liens permitted pursuant to Section 10.1.

Section 5.26.Solvency.  The Company and its Subsidiaries on a consolidated basis are Solvent.
Section 5.27.Bank Accounts.  (i) Schedule 5.27 (as such Schedule 5.27 may be updated by the Company pursuant to a Request for Purchase, subject to a Confirmation of Acceptance, if applicable) lists all banks and other financial institutions at which the Company and its Subsidiaries maintain deposits and/or other accounts, and (ii) such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, the complete account number and the average annual amount contained in such account.
Section 5.28.Representations as to Foreign Obligors.
(a)Each Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under the Finance Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
(b)The Applicable Foreign Obligor Documents are in proper legal form for the enforcement thereof against each Foreign Obligor that is a party thereto, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or, in the case of any Collateral Documents which are governed by Dutch or Swedish law, will be made in accordance with the terms of those Collateral Documents or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been, or in relation to any Collateral Documents that are governed by Swedish law will be, timely paid.

(c)There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents.
(d)The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except such as have been made or obtained.
(e)Any Collateral Document governed by Dutch law has been duly executed by the Dutch Obligor that is a party thereto and, where applicable, notarized and, where applicable, has been or will in accordance with the terms thereof be registered with the Dutch tax authorities and each appropriate register or authority in any jurisdiction in which any of the intellectual property in respect of which a Lien is created or purported to be created pursuant to such Collateral Document is or can be registered.
(f)No notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by the Company or any of its Subsidiaries.
Section 5.29.Absence of Financing Statements, Etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.
Section 6.Representations of the Purchasers.
Section 6.1.Purchase for Investment.  Each Purchaser severally represents that (a) it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control and (b) at the time such Purchaser was offered the Notes, and as of the date it purchased the Notes, it was an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”)

95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such

INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)the Source is a governmental plan; or
(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.Information as to COMPANY.
Section 7.1.Financial and Business Information.  The Company shall deliver to Prudential and each holder of a Note that is an Institutional Investor:
(a)Quarterly Statements — promptly after the same are available and in any event within 45 days (or, if earlier, the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each of the first three quarterly fiscal period in each fiscal year of the Company, copies of:
(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)Annual Statements — promptly after the same are available and in any event within 120 days (or, if earlier, the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, copies of:

(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based or with respect to the absence of any material misstatement) of independent public accountants of recognized international standing, which opinion shall state that (x) in the opinion of such accountants, such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and their results of operations and cash flows and have been prepared in conformity with GAAP, (y) (1) if the Company is a public company, such accountants have audited the internal control over financial reporting of the companies being reported on in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and (2) if the Company is not a public company, the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and (z) such accountants believe that such audit provides a reasonable basis for such opinion;

(c)SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each annual, regular, periodic, special or non-routine report, each registration statement (without exhibits except as expressly requested by Prudential or such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC or any similar Governmental Authority or securities exchange;
(d)Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)Employee Benefits Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware thereof, written notice of the occurrence of any (i) ERISA Event or (ii) imposition of a Material financial penalty with respect to one or more Non-U.S. Plans;
(f)Material Adverse Effect — promptly, written notice of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including without limitation (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority or (iii) the commencement of, or any development in, any litigation or proceeding affecting any Obligor or any Subsidiary, including pursuant to any applicable Environmental Laws, in the case of each of clauses (i) through (iii) above that has resulted or could reasonably be expected to result in a Material Adverse Effect, in each case accompanied by a statement of a Responsible Officer setting forth the details of the occurrence referred to therein and stating what action the Company or such Subsidiary has taken and proposes to take with respect thereto;
(g)Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;
(h)Audit Reports, etc. — promptly upon receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the Company or any Subsidiary by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;
(i)Accountants’ Certificate — together with each delivery of financial statements required by Section 7.1(b), a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Default or Event of Default, or, if they have obtained knowledge of any Default or Event of Default, specifying the nature and period of existence thereof;
(j)Change in Accounting Policies, etc. — promptly, written notice of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, accompanied by a statement of a Responsible Officer setting forth the details of the occurrence referred to therein and stating what action the Company or such Subsidiary has taken and proposes to take with respect thereto;
(k)Annual Projections — as soon as available, but in any event within 60 days after the end of each of the Company’s fiscal years, projections for the next succeeding fiscal year, on a consolidated basis, on a quarterly basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period, all in form and substance satisfactory to the Required Holders;
(l)Bank Loan Documents; Material Credit Facilities — promptly, and in any event within 5 days after the execution thereof, copies of any new Bank Loan Document and any new Material Credit Facility (or any new amendment or other modification of any thereof);
(m)NRSRO Rating — at any time the Company maintains an NRSRO Rating, promptly, and in any event within 10 days after a Responsible Officer becoming aware thereof, written notice of any change in such NRSRO Rating; and
(n)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes and the other Finance Documents as from time to time may be reasonably requested by Prudential or any such holder of a Note, including information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.
Section 7.2.Officer’s Certificate.  Each set of financial statements delivered to Prudential or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 and any Incorporated Provision during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations), and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence.  In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
(b)Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or propose to take with respect thereto;
(c)Subsidiaries; Guarantors – (i) setting forth a list of all Subsidiaries of the Company and indicating with respect to each Subsidiary its legal name, its jurisdiction of organization, whether it is a Non-Material Subsidiary and whether it is a Guarantor and (ii) certifying that each Person that is required to be a Guarantor pursuant to Section 9.8 is a Guarantor, in each case, as of the date of such certificate of Senior Financial Officer; and
(d)Bank Accounts – setting forth a list of all banks and other financial institutions at which the Company and its Subsidiaries maintain deposits and/or other accounts and identifying the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

Section 7.3.Visitation.  The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:
(a)No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive offices of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
Section 7.4.Electronic Delivery.  Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(a)such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to Prudential and each holder of a Note by e-mail at the e-mail address set forth in the Information Schedule with respect to Prudential or the Purchaser Schedule (in the case of the Series A Notes) or the applicable Confirmation of Acceptance (in the case of Shelf Notes) with respect to such holder or as communicated from time to time in a separate writing delivered to the Company; or
(b)such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which Prudential and each holder of Notes has free access or are made available on its home page on the internet, which is located at http://allient.com as of the date of this Agreement;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20); provided further, that in the case of clause (b) above the Company shall have given Prudential and each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery; and provided further, that upon request of Prudential or any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to Prudential or such holder.

Section 8.Payment and Prepayment of the Notes.
Section 8.1.Required Prepayments; Maturity.
(a)Series A Notes.  As provided therein, the entire unpaid principal balance of each Series A Note shall be due and payable on the Maturity Date thereof.
(b)Shelf Notes.  Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Shelf Notes of any Series pursuant to Section 8.2, the principal amount of each required prepayment of the Shelf Notes of such Series becoming due under this Section 8.1(b) on and after the date of such prepayment shall be reduced in inverse order of maturity.  As provided therein, the entire unpaid principal balance of each Shelf Note shall be due and payable on the Maturity Date thereof.
Section 8.2.Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in the case of a partial prepayment in an aggregate principal amount not less than $1,000,000 and integral amounts of $500,000 in excess thereof, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of the Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
Section 8.3.Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.1, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4.Maturity; Surrender, etc.  In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.Offer to Prepay upon Change of Control.
(a)Within three Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control, the Company shall give written notice of such Change of Control (a “Change of Control Notice”) to each holder of a Note, which notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.6 and the rights of the holders hereunder, (iii) contain an irrevocable offer by the Company to prepay the entire outstanding principal amount of each Note held by such holder at 100% of the principal amount thereof, together with interest accrued thereon to the date of prepayment plus an amount equal to the Make-Whole Amount for each such Note, on a specified date (the “Change of Control Prepayment Date”), which date shall be a Business Day not less than 30 nor more than 60 days after the date of such Change of Control Notice unless otherwise agreed by the Company and each of the holders of the Notes, (iv) with respect to each Note of such holder, state the amount of interest that would be paid on the Change of Control Prepayment Date and the estimated Make-Whole Amount that would be due in connection with such prepayment (calculated as if the date of the Change of Control Notice were the date of the prepayment), setting forth the details of such calculation of the estimated Make-Whole Amount, and (v) request that such holder notify the Company in writing by a specified date (the “Change of Control Acceptance Notification Date”), which date shall be not less than 20 days after the date of such Change of Control Notice (unless otherwise agreed by the Company and each of the holders of the Notes) if such holder wishes any of its Notes to be so prepaid.
(b)A holder may accept or reject an offer of prepayment made pursuant to this Section 8.6 by causing written notice of such acceptance or rejection to be delivered to the Company on or before the Change of Control Acceptance Notification Date.  If a holder does not notify the Company on or before the Change of Control Acceptance Notification Date of such holder’s acceptance or rejection of the prepayment offer contained in the relevant Change of Control Notice, such holder will be deemed to have accepted the prepayment offer.  For purposes of this Section 8.6, any holder of more than one Note may act separately with respect to each such

Note (with the effect that a holder may accept an offer with respect to one or more Notes and reject such offer with respect to one or more other Notes).
(c)Two Business Days prior to the Change of Control Prepayment Date, the Company will deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of the Make-Whole Amount for such Note as of the Change of Control Prepayment Date.
(d)On the Change of Control Prepayment Date, the entire outstanding principal amount of each Note with respect to which the holder thereof has accepted (or is deemed to have accepted) such prepayment offer, at 100% of the principal amount thereof, together with interest accrued thereon to the date of prepayment plus the Make-Whole Amount, will be due and payable.
(e)The Company will promptly provide to any holder of a Note all information in the possession of the Company that it may reasonably and legally provide which such holder may reasonably request in writing in order to enable such holder to evaluate the effect of a Change of Control on such holder’s investment in the Notes.
(f)Nothing in this Section 8.6 shall be construed to limit the rights or remedies of the holders following a Default or Event of Default.
Section 8.7.Offer to Prepay upon Mandatory Prepayment Under Bank Loan Documents.
(a)Within three Business Days after any Responsible Officer has knowledge of the obligation of the Company to make a mandatory prepayment of Indebtedness under the Bank Loan Documents (other than a mandatory prepayment pursuant to Sections 2.04(b)(i) or 2.04(b)(ii) of the Bank Credit Agreement (as in effect on the date hereof), provided that no Default, Event of Default, Default (as defined in the Bank Credit Agreement) or Event of Default (as defined in the Bank Credit Agreement) has occurred and is continuing at such time), the Company shall give written notice thereof (a “Bank Mandatory Prepayment Notice”) to each holder of a Note, which notice shall (i) describe the facts and circumstances of such mandatory prepayment in reasonable detail, (ii) refer to this Section 8.7 and the rights of the holders hereunder, (iii) state the aggregate amount required to be applied to such mandatory prepayment pursuant to the Bank Loan Documents (the “Bank Mandatory Prepayment Amount”), (iv) contain an irrevocable offer by the Company to prepay outstanding principal of each Note held by such holder in an amount equal to such Note’s Pro Rata Share of the Bank Mandatory Prepayment Amount at 100% of the principal amount thereof, together with interest accrued thereon to the date of prepayment plus an amount equal to the Make-Whole Amount for each such Note, on a specified date (the “Bank Mandatory Prepayment Date”), which date shall be a Business Day not less than 30 nor more than 60 days after the date of such Bank Mandatory Prepayment Notice unless otherwise agreed by the Company and each of the holders of the Notes, (v) with respect to each Note of such holder, state the amount of interest that would be paid on the Bank Mandatory Prepayment Date and the estimated Make-Whole Amount that would be due in connection with such prepayment (calculated as if the date of the Bank Mandatory Prepayment Notice were the date of the prepayment), setting forth the details of such calculation of the estimated Make-Whole Amount, and (vi) request that such holder notify the Company in writing by a specified date (the “Bank

Mandatory Prepayment Acceptance Notification Date”), which date shall be not less than 20 days after the date of such Bank Mandatory Prepayment Notice (unless otherwise agreed by the Company and each of the holders of the Notes) if such holder wishes any of its Notes to be so prepaid.
(b)A holder may accept or reject an offer of prepayment made pursuant to this Section 8.7 by causing written notice of such acceptance or rejection to be delivered to the Company on or before the Bank Mandatory Prepayment Acceptance Notification Date.  If a holder does not notify the Company on or before the Bank Mandatory Prepayment Acceptance Notification Date of such holder’s acceptance or rejection of the prepayment offer contained in the relevant Bank Mandatory Prepayment Notice, such holder will be deemed to have accepted the prepayment offer.  For purposes of this Section 8.7, any holder of more than one Note may act separately with respect to each such Note (with the effect that a holder may accept an offer with respect to one or more Notes and reject such offer with respect to one or more other Notes).
(c)Two Business Days prior to the Bank Mandatory Prepayment Date, the Company will deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of the Make-Whole Amount for such Note as of the Bank Mandatory Prepayment Date.
(d)On the Bank Mandatory Prepayment Date, the Pro Rata Share of the Bank Mandatory Prepayment Amount of each Note with respect to which the holder thereof has accepted (or is deemed to have accepted) such prepayment offer, at 100% of the principal amount thereof, together with interest accrued thereon to the date of prepayment plus the Make-Whole Amount, will be due and payable.
Section 8.8.Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2, Section 8.6 or Section 8.7 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City local time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.6, Section 8.7 or Section 12.1 .

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, Section 8.6 or Section 8.7 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.9.Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, (a) except as set forth in clause (b), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (b) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 9.Affirmative Covenants.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

Section 9.1.Compliance with Laws, Organizational Document and Contractual Obligations.  The Company will, and will cause each of its Subsidiaries to:
(a)comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and
(b)comply with all Organizational Documents and, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, all Contractual Obligations.
Section 9.2.Maintenance of Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Collateral Agent of termination, lapse or cancellation of such insurance.
Section 9.3.Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its properties and assets necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 9.4.Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge as the same shall become due and payable, all its obligations and liabilities, including without limitation (a) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, (b) lawful claims which, if unpaid, would by law become a Lien upon its property and (c) Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
Section 9.5.Preservation of Existence, etc.  The Company will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence, if applicable, and good standing under the Laws of the jurisdiction of its organization (provided that any Subsidiary may merge, dissolve, liquidate or consolidate with or into another Person, subject to Section 10), (b) take all action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the nonpreservation of which could reasonably be expected to have a Material Adverse Effect.
Section 9.6.Books and Records.  The Company will, and will cause each of its Subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiaries, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
Section 9.7.Collateral Security.  The Company will cause the Note Obligations to be secured by a first priority (subject only to Liens permitted by Section 10.1 entitled to priority under applicable law) perfected (pursuant to the terms and conditions of the Collateral Documents) security interest in the following property of the Obligors, whether now owned or hereafter acquired: (i) all personal property of each Obligor, provided that Allied AB shall not be required to pledge its personal property if such pledge would give rise to Swedish stamp tax of 1% or more of the face value of such pledge, (ii) all Equity Interests of all Subsidiaries of each Obligor, provided that, no Obligor shall be required to pledge its Equity Interests in a Non-Material Subsidiary, and (iii) all proceeds and products of the property and assets described in (i) and (ii) above, in the case of each of clauses (i), (ii) and (iii) above pursuant to documentation in form, content and scope satisfactory to the Required Holders.  Notwithstanding and without limiting the foregoing, Section 9.8 or any other provision of this Agreement, the Company will not, and will not permit any of its Subsidiaries to, at any time grant or permit to exist any Lien on any property that secures any Indebtedness under the Bank Loan Documents except for Liens granted to the Collateral Agent for the benefit of the Creditors.  The Company will and will cause its Subsidiaries to promptly execute and deliver such Collateral Documents and such supporting documentation (including, without limitation, certificates, documents, instruments and opinions) as the Required Holders may request to cause the property required to be subject to security interests securing the Note Obligations in accordance with this Section 9.7 to be subject at all times to perfected security interests in favor of the Collateral Agent for the benefit of the Creditors, in each case in form and substance satisfactory to the Required Holders; provided that, in the case of the security interests specified in Section 9.15 with respect to personal property of Foreign Obligors and Equity Interests of Foreign Subsidiaries, such Collateral Documents and supporting documentation shall not be required to be executed and delivered until the applicable dates set forth with respect thereto in such Section 9.15.

Section 9.8.Additional Guarantors and Pledgors.  The Company will notify the holders of the Notes at the time that (I) any Person becomes a Subsidiary (other than a Non-Material Subsidiary), (II) any Subsidiary that was a Non-Material Subsidiary ceases to be a Non-Material Subsidiary, (III) any Subsidiary is formed to hold the Equity Interests of Allied B.V. pursuant to Section 10.2(f), (IV) any Person becomes a direct parent company of the Company or (V) any Person that is not a Guarantor guarantees or otherwise becomes liable or provides credit support at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under the Bank Loan Documents or any other Material Credit Facility and, concurrently therewith (or, in the case of clause (I) above, within 30 days, and in the case of clause (II) above, within 45 days after the end of the fiscal quarter in which the applicable Subsidiary ceases to be a Non-Material Subsidiary):
(a)cause such Person to (i) guaranty all Note Obligations by executing and delivering to the holders of the Notes a Guaranty Agreement and (ii) to the extent required by Section 9.7, secure all Note Obligations by providing the Collateral Agent with a first priority (subject only to Liens permitted by Section 10.1 entitled to priority under applicable law) perfected security interest  in its assets and by executing a security agreement and such other documents as the Required Holders shall deem appropriate for such purpose, in each case in form and substance satisfactory to the Required Holders;
(b)the parent entity of such Person shall provide the Collateral Agent with a first priority (subject only to Liens permitted by Section 10.1 entitled to priority under applicable law) perfected security interest in the Equity Interests of such Person as security for the Note Obligations by executing a security agreement and such other documents as the Required Holders shall deem appropriate for such purpose, in each case in form and substance satisfactory to the Required Holders;
(c)deliver to each holder of a Note documents of the types referred to in Section 4.1(e)(ii) and opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (a) and (b) above), all in form, content and scope reasonably satisfactory to the Required Holders; and
(d)execute and deliver to the parties to the Intercreditor Agreement an Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement in the form attached to the Intercreditor Agreement.
Section 9.9.Addition of Non-Material Subsidiaries as Guarantors.  The Company may elect to add one or more Non-Material Subsidiaries as Guarantors by providing written notice to the holders of the Notes of such election (a “Guarantor Notice”).  Within ninety (90) days following delivery of a Guarantor Notice, the Company will cause the applicable Subsidiary to (a)

guaranty all Note Obligations by executing and delivering to the holders of the Notes a Guaranty Agreement, (b) secure all Note Obligations as described in, but only to the extent required by, Section 9.7 by providing the Collateral Agent with a first priority (subject only to Liens permitted by Section 10.1 entitled to priority under applicable law) perfected security interest on its assets and by executing and delivering a security agreement and such other documents as the Required Holders shall deem appropriate for such purpose, in each case in form and substance satisfactory to the Required Holders, (c) deliver to each holder of a Note documents of the types referred to in Section 4.1(e)(ii) and opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (a) and (b) above) and (d) execute and deliver to the parties to the Intercreditor Agreement an Acknowledgment of and Consent and Agreement to Intercreditor and Collateral Agency Agreement in the form attached to the Intercreditor Agreement, all in form, content and scope reasonably satisfactory to the Required Holders.  During the ninety (90) days following the delivery by the Company of a Guarantor Notice, the applicable Subsidiary identified in the Guarantor Notice shall not be considered a Non-Material Covenant Subsidiary for purposes of Section 10.10(c).

Section 9.10.Most Favored Lender.
(a)If as of, or at any time after, the date of this Agreement any Material Credit Facility contains any Relevant Provision that is not contained in this Agreement or a Relevant Provision that is contained in this Agreement which would in any respect be more beneficial to the holders of Notes than the Relevant Provisions set forth in this Agreement (any such provision, a “More Favorable Provision”), then the Company shall provide a Most Favored Lender Notice in respect of such More Favorable Provision.  Thereupon, unless waived in writing by the Required Holders within 15 days after each holder’s receipt of such notice, such More Favorable Provision shall be deemed automatically incorporated into this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Provision shall have become effective under such Material Credit Facility.  Thereafter, upon the request of any holder of a Note, the Company shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by such holder evidencing any of the foregoing.
(b)Any More Favorable Provision incorporated into this Agreement (herein referred to as an “Incorporated Provision”) (x) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Incorporated Provision under all applicable Material Credit Facilities which make such Incorporated Provision less restrictive on the Company and its Subsidiaries and (y) shall be deemed automatically deleted from this Agreement at such time as such Incorporated Provision is deleted or otherwise removed from all applicable Material Credit Facilities or all such Material Credit Facilities are terminated; provided, however, that:
(i)notwithstanding the foregoing, such Incorporated Provision shall continue to apply and be deemed to be set forth in this Agreement until the applicable Incorporated Provision Termination Date in respect thereof, and if a Default or Event of Default then exists (including as a result of a breach of any Incorporated Provision), such Incorporated Provision shall not be deemed to be amended or deleted from this Agreement, and

(ii)if any lender or agent under a Material Credit Facility receives any remuneration as consideration for the amendment, modification or removal of such Incorporated Provision then such remuneration shall be concurrently paid, on the same equivalent terms, ratably to each holder of the Notes then outstanding.
(c)Upon the effectiveness of any amendment, at the request of the Company or any holder of Notes, the holders of Notes (if applicable) and the Company shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement reasonably requested by the Company or a holder of Notes, as the case may be, evidencing the amendment of any such Incorporated Provision.  Upon the effectiveness of any deletion or removal, at the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the deletion and termination of any such Incorporated Provision.
(d)Notwithstanding anything set forth in this Section 9.10, no covenant or other provision contained in this Agreement as of the date of this Agreement shall be deemed deleted from this Agreement or made less restrictive unless amended or otherwise modified in accordance with Section 17.
Section 9.11.Priority of Obligations.  The Company will not, and will not permit any of its Subsidiaries to, grant or permit to exist any security interest or take any action that would cause the payment obligations of the Company, its Subsidiaries and the Guarantors under this Agreement and the other Finance Documents to at any time not rank at least pari passu, without preference or priority, with all Indebtedness of the Company, its Subsidiaries and the Guarantors under the Bank Loan Documents.
Section 9.12.Further Assurances.  The Company will, and will cause each of its Subsidiaries and each Guarantor to, promptly upon request of the Required Holders, (a) correct any material defect or error that may exist or be discovered in any Finance Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, share mortgages, share charges, debentures, mortgages, deeds of trust, trust deeds, notices of assignment, transfers, certificates, assurances, financing statements and other documents, instruments and agreements (including promptly completing any registration or stamping of documents as may be applicable) as the Required Holders may reasonably request from time to time in order to (i) carry out more effectively the purposes of the Finance Documents, (i) to the fullest extent permitted by applicable law, subject the Company’s or any of its Subsidiaries’ properties, assets, rights or interests to the security interests now or hereafter intended to be created by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of the Collateral Documents and the security interests intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the holders of the Notes the rights granted or now or hereafter intended to be granted to the holders of the Notes under any Finance Document or under any other instrument executed in connection with any Finance Document to which the Company or any of its Subsidiaries is to be a party, and cause each of its Subsidiaries to do so, all at the expense of the Company.

Section 9.13.Operating Accounts.  The Company will, and will cause each of its Subsidiaries to, maintain its primary operating account with the bank that is the Collateral Agent.
Section 9.14.NRSRO Rating Requirement.  If requested by the Required Holders at any time, the Company will, within 90 days after such request, obtain and deliver to each holder of the Notes a Private Rating Letter issued by an NRSRO setting forth a debt rating for the Notes (an “NRSRO Rating”) and the related Private Rating Rationale Report with respect to such NRSRO Rating.  Thereafter, the Company will provide to each holder of a Note (i) at least annually (on or before each anniversary of the date of receipt of the initial NRSRO Rating) and (ii) promptly upon any change in such NRSRO Rating, an updated Private Rating Letter evidencing the new NRSRO Rating and an updated Private Rating Rationale Report with respect to such NRSRO Rating.  In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any holder of the Notes from time to time requires any additional information with respect to any NRSRO Rating, the Company will use commercially reasonable efforts to procure such information from the NRSRO.
Section 9.15.Post-Closing Obligations.  The Company will, and will cause each of its Subsidiaries to, deliver to the holders of the Notes and the Collateral Agent, as applicable, each of the following agreements, documents, instruments and other items, in each case within the time periods set forth below (which time periods may, in each case, be extended by the Required Holders in their sole discretion, which extension may be provided in the form of an email from an Authorized Officer of Prudential on behalf of the Required Holders), in each case in form and substance reasonably satisfactory to the Required Holders:
(a)Within 270 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), evidence of the termination and release of (i) the Lien in favor of the U.S. Small Business Administration on assets of Airex and (ii) the Lien in favor of the U.S. Small Business Administration on assets of Alio.
(b)Within 150 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), evidence of the termination and release of the Lien in favor of the Colorado Department of Labor and Employment, Unemployment Insurance Employer Services filed against Alio.
(c)Within 120 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), fully executed Account Control Agreements with respect to all deposit accounts and securities accounts of the Obligors (other than Excluded Accounts) which accounts are located in the United States.
(d)Within 120 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), a fully executed landlord waiver with respect to each of the following locations:
(i)495 Commerce Drive, Amherst, Erie County, NY;
(ii)1944 Troy Street, Dayton, Montgomery, OH;

(iii)1960 Troy Street, Dayton, Montgomery, OH;
(iv)1705 132nd Ave. NE, Bellevue, King County, WA; and
(v)W132N10611 Grant Drive, Germantown, Washington County, WI.
(e)Within 180 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), a fully executed landlord waiver with respect to each of the following locations:
(i)11607 East 43rd Street North, Tulsa, OK;
(ii)5335 Xenon Street, Arvada, Jefferson County, CO;
(iii)83 Finegan Rd., Del Rio, Val Verde County, TX; and
(iv)1600 Central Ave., Roselle, Cook County, IL.
(f)On or prior to July 31, 2024 (or such earlier date as such item is required to be delivered under the Bank Loan Documents), a fully executed landlord waiver with respect to 15 Lilac Lane, Somersworth, Strafford, NH, provided that such landlord waiver shall not be required so long as all property of the Company and its Subsidiaries is removed from such location by such date.
(g)On or prior to October 31, 2024 (or such earlier date as such item is required to be delivered under the Bank Loan Documents), a fully executed landlord waiver with respect to 17 - 19 Linden Park, Rochester, Monroe County, NY, provided that such landlord waiver shall not be required so long as all property of the Company and its Subsidiaries is removed from such location by such date.
(h)Within 120 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), a fully executed warehouse waiver with respect to each of the following locations:
(i)6500 S. 35th Street, Bldg. Y, Ste A, McAllen, Hidalgo County, TX; and
(ii)1201-25 Morse Avenue, Elk Grove, Dupage County, IL.
(i)Within 90 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), the Collateral Documents and supporting documentation required by Section 9.7 with respect to the personal property of Allied B.V.
(j)Within 90 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), the Collateral Documents and supporting documentation required by Section 9.7 with respect to the Equity Interests in Allied AB.

(k)Within 90 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), the Collateral Documents and supporting documentation required by Section 9.7 with respect to the personal property of and Equity Interests in Dordrecht.
(l)Within 90 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), the Collateral Documents and supporting documentation required by Section 9.7 with respect to the personal property of and Equity Interests in Heidrive.
(m)Within 90 days after the date hereof (or such earlier date as such items are required to be delivered under the Bank Loan Documents), the Collateral Documents and supporting documentation required by Section 9.7 with respect to the personal property of and Equity Interests in Globe Lda.
Section 10.Negative Covenants.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

Section 10.1.Liens.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens created by the Collateral Documents and securing the Note Obligations;
(b)Liens listed on Schedule 10.1;
(c)Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)Liens against the Company or any Subsidiary arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof; easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(e)any security interest or set-off arrangements entered into by the Company or any of its Subsidiaries in the ordinary course of its banking arrangements which arise under clauses 24 or 25 (or corresponding provisions if amended) respectively of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or customary title retention arising in connection with the purchase of goods in the ordinary course of business;
(f)purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(g)Liens securing Indebtedness permitted under Section 10.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(h)[Intentionally omitted];
(i)[Intentionally omitted];
(j)Liens on assets of a Foreign Subsidiary that is not an Obligor to secure Indebtedness of such Foreign Subsidiary permitted pursuant to Section 10.3(h)(ii) in an aggregate amount not to exceed $10,000,000 (or the equivalent in any other currency) at any time;
(k)Liens on assets or deposit accounts to secure corporate credit card facilities in an aggregate amount not to exceed $500,000 (or the equivalent in any other currency) at any time outstanding;
(l)Liens on assets acquired through Permitted Acquisitions which Liens existed on the date of the Permitted Acquisition, provided that (i) the aggregate amount secured by such Liens does not exceed $7,500,000 (or the equivalent in any other currency) at any time and (ii) any such Lien is released or discharged within sixty (60) days following the applicable Permitted Acquisition;
(m)Liens on Collateral in favor of the Collateral Agent securing Indebtedness under the Bank Loan Documents to the extent such Indebtedness is permitted under Section 10.3(i), provided that at all times such Liens secure the Note Obligations equally and ratably and are subject to and in accordance with the Intercreditor Agreement;
(n)Liens on Collateral in favor of the Collateral Agent securing obligations under any Swap Contract entered into by an Obligor with any Bank Lender (or its Affiliates) for the purpose of directly mitigating risks associated with fluctuations in interest rates with respect to the Indebtedness under the Bank Loan Documents permitted under Section 10.3(i); provided that at all times (i) such obligations are permitted under Section 10.3(c) and (ii) such Liens secure the Note Obligations equally and ratably and are subject to and in accordance with the Intercreditor Agreement; and
(o)Liens on accounts receivable that are the subject of Dispositions permitted by Section 10.5(g) in favor of the purchaser in the relevant factoring transaction.

Without limiting the foregoing, the Company will not, and will not permit any of its Subsidiaries to, grant or permit to exist (w) any Lien on any property securing Indebtedness or other obligations under any Bank Loan Document other than security interests granted to the Collateral Agent for the benefit of the Creditors, (x) any Lien on any patents, trademarks, copyrights or other intellectual property of any Obligor that secures Indebtedness other than security interests granted to the Collateral Agent for the benefit of the Creditors, (y) any Lien on all or substantially all of the personal property of Allied AB (including, for the avoidance of doubt, any Lien securing Indebtedness under the Bank Loan Documents), or (z) any Lien in favor of the U.S. Small Business Administration (other than, solely prior to the date by which such Liens are required to be terminated and released in accordance with Section 9.15(a), the Uniform Commercial Code financing statements filed against Airex and Alio with file numbers 2005290002084 and 20202049063, respectively, provided that the Company and its Subsidiaries have no outstanding Indebtedness owing to the U.S. Small Business Administration).

Section 10.2.Investments.  The Company will not, and will not permit any of its Subsidiaries to, make any Investments, except:
(a)Investments held by the Obligors in the form of cash equivalents or short-term marketable debt securities;
(b)Investments of the Company and/or its Subsidiaries listed on Part A or Part D of Schedule 5.4 (as such Schedule 5.4 is in effect on the date of this Agreement, without giving effect to any updates or other modifications thereof);
(c)advances to officers, directors and employees of the Company and its Subsidiaries in an aggregate amount not to exceed $100,000 (or the equivalent in any other currency) at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(d)Investments that are part of the Company’s supplemental executive compensation plan or the Company’s deferred compensation plan;
(e)any acquisition by the Company and/or any of its Subsidiaries of all or substantially all of the assets or Equity Interests of any other Person (the “Target”) in the same or a similar line of business, or assets constituting all or substantially all of a division or product line of a Target in the same or a similar line of business, so long as (i) the consideration for such acquisition does not exceed 1.5 times the pro forma consolidated EBITDA of the Company and its Subsidiaries on a trailing twelve-month basis (calculated on the same basis as Consolidated EBITDA for such period) after giving effect to such acquisition, (ii) the Target, if any, becomes a Guarantor if required by Section 9.8 and (iii) within ten Business Days following such acquisition, the Company delivers to the holders of the Notes a certificate of a Responsible Officer in form and content satisfactory to the Required Holders (an “Acquisition Certificate”) indicating that (A) immediately prior to contracting for or consummating such acquisition and after giving effect to such acquisition, there does not exist, and there does not occur as a direct or indirect result of the consummation of such acquisition, any Event of Default or Default, (B) the Company is in compliance with the financial covenants set forth in Section 10.10 on a pro-forma basis as of the last fiscal quarter of the Company most recently ended for which financial statements are then available or required to be delivered under Section 7.1(a) or 7.1(b) assuming the acquisition had been consummated on the first day of the Reference Period ending on the last day of such fiscal quarter, and the Company demonstrates based on pro-forma projections covering the four fiscal quarters of the Company following the date of such Acquisition Certificate that the Company will be in compliance with the financial covenants set forth in Section 10.10 upon and after consummation of such acquisition, (C) such acquisition is being completed on a non-hostile basis without opposition from the board of directors, managers or equity owners of the Target, (D) with respect to any assets or Equity Interests of any Person acquired directly or indirectly pursuant to any such acquisition, there are no Liens thereon other than Permitted Liens and (E) the aggregate consideration paid by the Company and its Subsidiaries in connection with all such acquisitions during the term of this Agreement does not exceed $500,000,000 (or the equivalent in any other currency) (which certificate shall be accompanied by a true, correct and complete copy of the applicable purchase agreement and related schedules and such other documentation as the Required Holders may reasonably request, each a “Permitted Acquisition”);
(f)subject to the terms of Section 9.8, the Company may form a new Subsidiary to hold the Equity Interests of Allied B.V.; provided that such Subsidiary is a Guarantor or becomes a Guarantor pursuant to Section 9.8;
(g)any loan or advance made by an Obligor to another Obligor in the ordinary course of business (including, without limitation, in connection with a Permitted Acquisition) and any guaranty by an Obligor of the obligations of another Obligor entered into in the ordinary course of business (including, without limitation, in connection with a Permitted Acquisition);
(h)any loan or advance made by a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor in the ordinary course of business (including, without limitation, in connection with a Permitted Acquisition) and any guaranty by a Subsidiary that is not an Obligor of the obligations of another a Subsidiary that is not an Obligor entered into in the ordinary course of business (including, without limitation, in connection with a Permitted Acquisition); and
(i)so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, any loan or advance made by an Obligor to a Subsidiary that is not an Obligor and any guaranty by an Obligor of the obligations of a Subsidiary that is not an Obligor, provided that the aggregate amount of such advances, loans and guaranties does not exceed $15,000,000 (or the equivalent in any other currency) outstanding at any time.
Section 10.3.Indebtedness.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness to the holders of the Notes under the Finance Documents;
(b)Indebtedness outstanding on the date of this Agreement and listed on Schedule 10.3 and any refinancing, refundings, renewals or extensions thereof so long as the principal amount of such Indebtedness is not increased;
(c)any obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(d)any unsecured Indebtedness owing by an Obligor or Subsidiary to an Obligor;
(e)any Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations incurred by the Company or any Subsidiary to finance the acquisition, construction or improvement of a capital or fixed asset that constitutes a capital expenditure permitted by this Agreement within the limitations set forth in Section 10.1(g); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000 (or the equivalent in any other currency);
(f)[Intentionally omitted];
(g)any unsecured Indebtedness owing by a Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor;
(h)(i) unsecured Indebtedness of Allied Motion (Changzhou) Motors Co. Ltd. and/or Allied Motion (Changzhou) Trading Co., Ltd. and any unsecured guaranty by the Company of such Indebtedness and (ii) bank guarantees or letters of credit issued by a Bank Lender (which, for the avoidance of doubt, are not issued or outstanding under the Bank Loan Documents) for the account of a Foreign Subsidiary; provided that (x) the aggregate amount of Indebtedness and obligations of Obligors under clause (ii) above shall not exceed $5,000,000 (or the equivalent in any other currency) at any time and (y) the aggregate amount of all such Indebtedness and obligations under clauses (i) and (ii) above shall not exceed $20,000,000 (or the equivalent in any other currency) at any time;
(i)Indebtedness of the Obligors under the Bank Loan Documents in an aggregate outstanding principal amount not exceeding $330,000,000 at any time, provided that such Indebtedness is at all times subject to and in accordance with the Intercreditor Agreement; and
(j)other Indebtedness in an amount not to exceed $25,000,000 (or the equivalent in any other currency) at any time outstanding.
Section 10.4.Fundamental Changes.  The Company will not, and will not permit any of its Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
(a)the Company may merge with any Subsidiary; provided that the Company shall be the continuing or surviving Person;

(b)any Subsidiary may merge with the Company or any other Subsidiary; provided that (i) when a Subsidiary is merging with the Company, the Company shall be the continuing or surviving Person, (ii) when any Subsidiary that is a Guarantor is merging with another Subsidiary that is not a Guarantor, the Subsidiary that is a Guarantor shall be the continuing or surviving Person and (iii) when any Foreign Subsidiary is merging with a Domestic Subsidiary, the Domestic Subsidiary shall be the continuing or surviving Person; and
(c)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor, then the transferee shall be the Company or a Guarantor and (ii) if the transferor is a Domestic Subsidiary, then the transferee must be a Domestic Subsidiary.
Section 10.5.Dispositions.  The Company will not, and will not permit any of its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:
(a)Dispositions of obsolete or worn out property in the ordinary course of business;
(b)Dispositions of inventory in the ordinary course of business;
(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)Dispositions of property by any Subsidiary to an Obligor, or by an Obligor to another Obligor;
(e)Dispositions permitted by Section 10.4;
(f)Dispositions of property (other than accounts receivable and notes receivable) not used or useful in the business of the Company or any of its Subsidiaries; and
(g)Dispositions of accounts receivable made pursuant to factoring transactions permitted by Section 10.18.
Section 10.6.Change in Nature of Business.  The Company will not, and will not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date of this Agreement or any business substantially related or incidental thereto.
Section 10.7.Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Section 10.8.Burdensome Agreements.  The Company will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Finance Document or any Bank Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to the Company or any Guarantor, (b) of any Subsidiary to Guaranty the Indebtedness of the Company or any Guarantor or (c) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except for a customary restriction on granting a Lien on property that is imposed under the documents pursuant to which the Company or such Subsidiary financed such property, provided that such Indebtedness is permitted under Section 10.3(e).
Section 10.9.Use of Proceeds.  The Company not, and will not permit any of its Subsidiaries to, use the proceeds of any of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 10.10.Financial Covenants.
(a)Minimum Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio, as at the end of any fiscal quarter of the Company, to be less than 3.0:1.0.
(b)Leverage Ratio.
(i)Subject to subsection (ii) below, the Company will not permit the Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 4.25:1.0 through the Company’s fiscal year ending December 31, 2024 or greater than 3.75:1.0 as of the end of any fiscal quarter thereafter.
(ii)If no Default or Event of Default exists, the Company may elect, upon written notice to the holders of the Notes, prior to closing a Material Acquisition or not more than thirty (30) days after closing a Material Acquisition, which election may not be exercised more than once during the term of this Agreement, to increase the maximum Leverage Ratio by 0.5x (a “Leverage Increase”) during the fiscal quarter in which such Material Acquisition took place and for the next succeeding three (3) fiscal quarters (or if such Material Acquisition occurs within the last forty-five (45) days of any fiscal quarter, during the fiscal quarter in which such Material Acquisition took place and for the next succeeding four (4) fiscal quarters).  During each fiscal quarter of the Company as of the end of which the Leverage Ratio is greater than 3.50:1.00 (each such period, an “Increased Leverage Period”), the interest rate applicable to each Note shall be increased by 0.50% per annum over the rate of interest otherwise applicable to such Note prior to giving effect to this sentence.
(c)Consolidated Total Assets.  The Company will not permit, as of the end of any fiscal quarter of the Company, Non-Material Covenant Subsidiaries to have an aggregate of over twenty-five percent (25%) of Consolidated Total Assets.

Section 10.11.Modifications of Certain Documents.  The Company will not, and will not permit any of its Subsidiaries to, consent to any amendment or modification of or supplement to any of the provisions of the Bank Loan Documents or any documents or agreements evidencing or governing any other Indebtedness set forth on Schedule 10.3 in such manner as would have a material adverse impact on the interests of the holders of the Notes.
Section 10.12.Sale-Leaseback Transactions.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any arrangements with any Person whereby such Person shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, having a value in excess of $5,000,000 (or the equivalent in any other currency) in the aggregate for all such property, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.
Section 10.13.Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, make any Restricted Payments if any Default or Event of Default exists or would result therefrom, other than payments of dividends or similar distributions to the Company or a Subsidiary.
Section 10.14.Fiscal Year.  The Company will not, and will not permit any of its Subsidiaries to, change its fiscal year or fiscal quarter accounting periods from those in effect for the fiscal year ended December 31, 2023.
Section 10.15.Economic Sanctions, etc.  The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.16.Export Controls.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of facilitating the activities of any Person, or in any country or territory, in violation of the applicable requirements of the U.S. Export Administration Regulations, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.
Section 10.17.Payment of Deferred Purchase Price.  The Company will not, and will not permit any of its Subsidiaries to, make any payment of a deferred purchase price for assets acquired unless (a) the Company is in compliance with all covenants set forth in this Agreement, including the financial covenants set forth in Section 10.10, on a pro forma basis after giving effect to such payment and (b) the Company and its Subsidiaries have Liquidity of at least $20,000,000 on a pro forma basis after giving effect to such payment.

Section 10.18.Sale of Receivables.  The Company will not, and will not permit any of its Subsidiaries to, sell any notes receivable or accounts receivable with or without recourse, except for sales of accounts receivable in any factoring transaction (i) entered into in the ordinary course of business consistent with past practices and on arm’s-length terms and which is non-recourse to the Company and its Subsidiaries (other than with respect to breaches of representations and warranties related to the accounts receivable which are customarily made by sellers in similar transactions, provided that such representations and warranties are not as to collection of the accounts receivable) and (ii) that does not give rise to a liability on the balance sheet of the Company and its Subsidiaries; provided that the aggregate amount of all such factoring transactions shall not exceed $30,000,000 (or the equivalent in any other currency) at any time.
Section 11.Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)the Company defaults in the payment of any interest on any Note, any fee due under any Finance Document or any other amount payable under any Finance Document for more than three days after the same becomes due and payable; or
(c)the Company defaults in the performance of or compliance with any term contained in Section 7.1, Section 7.2, Section 7.3, Section 9.2, Section 9.5, Section 9.8, Section 9.10, Section 9.13, Section 9.15, Section 10 or any Incorporated Provision that is a financial covenant, negative covenant or event of default; or
(d)any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any other Finance Document and such default is not remedied within 30 days; or
(e)any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement, any other Finance Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f)(i) the Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (x) Indebtedness or Guaranty (other than Indebtedness hereunder or other obligations having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (any such Indebtedness or Guaranty, “Material Indebtedness”), or (y) Material Rental Obligation, (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness, or Material Rental Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to (x) cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of such Material Rental Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Material Indebtedness or Material Rental Obligation to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity, to become payable or cash collateral in respect thereof to be demanded or (y) cause or permit the lease with respect to any Material Rental Obligation of the Company or any of its Subsidiaries to be terminated for default of the Company or a Subsidiary prior to its scheduled expiration date; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract or, if not so defined, any similar event under such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract or, if not so defined, any similar term in such Swap Contract) or (B) any Termination Event (as so defined or, if not so defined, any similar event under such Swap Contract) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as defined in such Swap Contract or, if not so defined, any similar term in such Swap Contract) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(g)(x) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing or (y) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company or any Subsidiary and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or relevant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or
(i)any event occurs with respect to the Company or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)there is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount, provided that any such judgments and orders that are covered by insurance (after payment of a deducible incurred in the ordinary course of business) or fully indemnifiable by a third party shall not be taken into account, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(k)(i) an ERISA Event occurs which has resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount, (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, (iii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up and such failure, termination or winding up could reasonably be expected to have a Material Adverse Effect, (iv) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA that, either individually or together with any other event or events described in this Section 11(k), could reasonably be expected to have a Material Adverse Effect, (v) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities and such event, either individually or together with any other event or events described in this Section 11(k), could reasonably be expected to have a Material Adverse Effect, (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder and such event, either individually or together with any other event or events described in this Section 11(k), could reasonably be expected to have a Material Adverse Effect, or (vii) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans and such event, either individually or together with any other event or events described in this Section 11(k), could reasonably be expected to have a Material Adverse Effect.  As used in this Section 11(k), the term “employee welfare benefit plan” shall have the meaning assigned to such term in section 3 of ERISA; or
(l)any provision of any Finance Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Note Obligations, ceases to be in full force and effect; or any Obligor or any other Person contests in any manner the validity or enforceability of any provision of any Finance Document; or any Obligor denies that it has any or further liability or obligation under any Finance Document, or purports to revoke, terminate or rescind any provision of any Finance

Document or it becomes unlawful for an Obligor to perform any material obligation thereunder; or
(m)there occurs any Change of Control; or
(n)any of the following shall occur: (i) the Liens created under the Finance Documents shall at any time cease to constitute valid and perfected Liens on any Collateral which is intended to be covered thereby other than with the consent, in writing, of the holders of the Notes or with respect to any asset that is the subject of a Disposition that is permitted under this Agreement and the other Finance Documents; (ii) any Finance Document shall for whatever reason be terminated, or shall cease to be in full force and effect other than with the consent, in writing, of the holders of the Notes or otherwise in accordance with its terms; or (iii) the enforceability of any Finance Document shall be contested by the Company or any of its Subsidiaries; or
(o)a notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by the Company or any of its Subsidiaries; or
(p)the Company or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the intercreditor, subordination, standstill, payover and insolvency related provisions of the Intercreditor Agreement (the “Intercreditor Provisions”), (ii) that the Intercreditor Provisions exist for the benefit of the Creditors or (iii) that all payments of principal of or premium and interest on the Obligations, or realized from the liquidation of any property of any Obligor, shall be subject to any of the Intercreditor Provisions; or
(q)there occurs any Event of Default as such term is defined in the Bank Credit Agreement (or any similar term or phrase under the Bank Credit Agreement).
Section 12.	Remedies on Default, etc.
Section 12.1.Acceleration.  (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable and the Facility shall automatically terminate.
(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable, and Prudential may at its option, by notice in writing to the Company, terminate the Facility.
(c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such

Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, Prudential and the holder of any Note at the time outstanding may proceed to protect and enforce the rights of Prudential or such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Finance Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.No Waivers or Election of Remedies, Expenses, etc.  No course of dealing and no delay on the part of Prudential or any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Prudential’s or such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or any other Finance Document upon Prudential or any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to Prudential and the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of Prudential or such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 13.Registration; Exchange; Substitution of Notes.
Section 13.1.Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(a)(iv)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1-A, in the case of a Series A Note, or in the form of Schedule 1-B, in the case of a Shelf Note.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
Section 13.3.Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(a)(iv)) of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.Payments on Notes.
Section 14.1.Place of Payment.  Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of HSBC Bank USA, National Association in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.Payment by Wire Transfer.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule (in the case of Series A Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of Shelf Notes), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 14.3.FATCA Information.  By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder.  Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

Section 15.	Expenses, etc.
Section 15.1.Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel (for the avoidance of doubt, including, without limitation, tax counsel in each relevant jurisdiction)) incurred by Prudential, the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or any other Finance Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or any other Finance Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Finance Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Finance Documents, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000.  If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save Prudential, each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by Prudential, a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment to Prudential or under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.2.Certain Taxes.  The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Finance Document or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where any Obligor is organized or has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any other Finance Document, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save Prudential and each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any other Finance Document, and the termination of the Facility or this Agreement or any other Finance Document.
Section 16.Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the other Finance Documents and the Commitment Letter embody the entire agreement and understanding between Prudential, each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.Amendment and Waiver.
Section 17.1.Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)no amendment or waiver of any of Sections 1.1, 2.1, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;
(b)(i) with the written consent of Prudential (and without the consent of any holder of Notes), Section 1.2 or 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes; and

(c)no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the third sentence of Section 8.2), 11(a), 11(b), 12, 17, or 20, or any defined term (as it is used therein).
Section 17.2.Solicitation of Holders of Notes.
(a)Solicitation.  The Company will provide Prudential and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable Prudential and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any other Finance Document.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Finance Document to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any other Finance Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.
(c)Consent in Contemplation of Transfer.  Any consent given pursuant to this Section 17 or any Finance Document by a holder of a Note that has transferred or has agreed to transfer its Note to (i) any Obligor, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (pursuant to a waiver under Section 17.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 17 or any other Finance Document applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between any Obligor and any holder of a Note and no delay in exercising any rights hereunder or under any other Finance Document shall operate as a waiver of any rights of any holder of such Note.

Section 17.4.Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any other Finance Document, or have directed the taking of any action provided herein or in any other Finance Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates or any Guarantor shall be deemed not to be outstanding.
Section 18.	Notices.
(a)Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by an internationally recognized overnight delivery service (charges prepaid).  Any such notice must be sent:
(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule (in the case of Series A Notes) or as specified by such Purchaser in its Confirmation of Acceptance (in the case of Shelf Notes), or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,
(iii)if to Prudential, to Prudential at its address set forth on the Information Schedule or at such other address as Prudential shall have specified to the Company in writing, or
(iv)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.2 shall be made by the method specified for such communication in Section 2.2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of an email communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the email address which is listed for the party receiving the communication in the Information Schedule or at such other email address as the party receiving the information shall have specified in writing to the party sending such information.

Section 19.Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by Prudential or any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to Prudential or any Purchaser, may be reproduced by Prudential or such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and Prudential and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Prudential or such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company, Prudential or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to Prudential or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by Prudential or such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or such Purchaser or any Person acting on Prudential’s or such Purchaser’s behalf, (c) otherwise becomes known to Prudential or such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to Prudential or such Purchaser under Section 7.1 that are otherwise publicly available.  Prudential and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Prudential and such Purchaser in good faith to protect confidential information of third parties delivered to Prudential or such Purchaser, provided that Prudential and such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over Prudential or such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about Prudential’s or such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to Prudential or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which Prudential or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent Prudential or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Finance Document.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, Prudential, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between Prudential, such Purchaser or such holder and the Company this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser.  In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.Miscellaneous.
Section 22.1.Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that the Company may not assign or otherwise transfer any of its rights or obligations under this Agreement, the Notes or any other Finance Document without the prior written consent of Prudential and each holder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 22.2.Accounting Terms.
(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2022, except as otherwise specifically prescribed herein.  For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(b)Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Finance Document, and either the Company or the Required Holders shall so request, the holders of the Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 22.3.Rounding.  Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 22.4.Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.5.Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.Defined terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Finance Document) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.6.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission (e.g. “pdf” or “tif”) shall be equally as effective as delivery of an original executed counterpart hereof.
Section 22.7.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.
Section 22.8.Jurisdiction and Process; Waiver of Jury Trial.
(a)The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)The Company consents to process being served by or on behalf of Prudential or any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)Nothing in this Section 22.8 shall affect the right of Prudential or any holder of a Note to serve process in any manner permitted by law, or limit any right that Prudential or the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)The Company hereby irrevocably consents to act as agent for service of process for each Guarantor under the Company’s appointment as such agent for service of process by the applicable Guarantor in its Guaranty Agreement or other applicable Finance Document.
(f)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
Section 22.9.Dutch Terms.  In this Agreement, where it relates to a Dutch entity, a reference to:
(a)a necessary corporate or other organizational action, where applicable, includes without limitation:
(i)any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii)obtaining unconditional positive advice (advies) from each competent works council;
(b)a bankruptcy or insolvency includes a Dutch entity being:
(i)declared bankrupt (failliet verklaard);
(ii)dissolved (ontbonden);
(c)a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;
(d)a trustee in bankruptcy includes a curator;
(e)an administrator includes a bewindvoerder;
(f)a receiver or an administrative receiver does not include a curator or bewindvoerder; and
(g)an attachment includes a beslag (including both a conservatoir beslag and an executorial beslag).
Section 22.10.Transaction References.  The Company agrees that Prudential, Prudential Capital Group and its Affiliates may (a) refer to its role in establishing the Facility, as well as the identity of the Company, the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site, social media channels or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

ALLIENT INC. By____________________________ Name: Title:

[Signature Page to Note Purchase and Private Shelf Agreement]

This Agreement is hereby
accepted and agreed to as
of the date hereof.

PGIM, INC.

By:___________________________________
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: PGIM, Inc., as investment manager

By:___________________________________
Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By:___________________________________
Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By:___________________________________
Vice President

LOTUS REINSURANCE COMPANY LTD.

By: PGIM, Inc., as investment manager

By:___________________________________
Vice President

[Signature Page to Note Purchase and Private Shelf Agreement]

Schedule A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“1000212261 Ontario” means 1000212261 Ontario Inc., an Ontario numbered corporation.

“Acceptance” is defined in Section 2.2(e).

“Acceptance Day” is defined in Section 2.2(e).

“Acceptance Window” means, with respect to any Quotation, the time period designated by Prudential during which the Company may elect to accept such Quotation.

“Accepted Note” is defined in Section 2.2(e).

“Account Control Agreement” means an agreement among an Obligor or a Subsidiary, a depository institution or securities intermediary and the Collateral Agent, which agreement is in form and substance acceptable to the Required Holders and which provides the Collateral Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Acquisition Certificate” is defined in Section 10.2.

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary (in the case of the Company, excluding any Person who directly owned more than 9% of any class of voting or equity interests of the Company as of December 31, 2023) or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase and Private Shelf Agreement, including all Schedules attached hereto.

“Airex” means Airex, LLC, a New Hampshire limited liability company.

“Alio” means Alio Industries, LLC, a Colorado limited liability company.

Schedule A

“Allied AB” means Allied Motion Stockholm AB, a Swedish corporation.

“Allied B.V.” means Allied Motion Technologies B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its seat (statutaire zetel) in Dordrecht, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 24365775.

“Allied B.V. Share Pledge Deed” has the meaning set forth in the definition of “Original Security Agreements”.

“Allied Corp.” means Allied Motion Control Corporation, a Colorado corporation.

“Anti-Corruption Law” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Law” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Foreign Obligor Documents” is defined in Section 5.28.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any vice president of Prudential or any other officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

Schedule A - 2

“Available Facility Amount” is defined in Section 2.2(a).

“Bank Agent” means HSBC Bank USA, National Association, in its capacity as administrative agent under the Bank Credit Agreement.

“Bank Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 1, 2024, among the Company, Allied B.V., the Bank Lenders, the Bank Agent, HSBC Bank USA, National Association, as L/C Issuer, and HSBC Bank USA, National Association, Wells Fargo Bank, National Association, TD Bank, N.A. and PNC Capital Markets LLC, as Joint Lead Arrangers, as amended, restated, supplemented, modified, refinanced or replaced from time to time.

“Bank Lenders” means, collectively, the lenders from time to time party to the Bank Credit Agreement.

“Bank Loan Documents” means, collectively, the Bank Credit Agreement and each of the other instruments and agreements executed and/or delivered in connection therewith including, without limitation, any post-closing agreements, any promissory notes, any guaranty agreements and any security agreements, pledge agreements or other agreements, instruments or documents that create or purport to create a security interest securing obligations under any Bank Loan Document, and any control agreements, and all amendments or other modifications to any of the foregoing.

“Bank Mandatory Prepayment Notice” is defined in Section 8.7(a).

“Bank Mandatory Prepayment Amount” is defined in Section 8.7(a).

“Bank Mandatory Prepayment Date” is defined in Section 8.7(a).

“Bank Mandatory Prepayment Acceptance Notification Date” is defined in Section 8.7(a).

“Benefit Plan” or “Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which the Company or any ERISA Affiliate may have any liability.

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

Schedule A - 3

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Philadelphia, Pennsylvania are required or authorized to be closed.

“Cancellation Date” is defined in Section 2.2(g)(iii).

“Cancellation Fee” is defined in Section 2.2(g)(iii).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control” means the occurrence of any one or more of the following:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Richard S. Warzala becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five percent (25)% or more of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);
(b)during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; and
(c)any event that constitutes a change of control, change in control or similar term or phrase under any Material Credit Facility.

Schedule A - 4

“Change of Control Notice” is defined in Section 8.6(a).

“Change of Control Prepayment Date” is defined in Section 8.6(a).

“Change of Control Acceptance Notification Date” is defined in Section 8.6(a).

“Closing” is defined in Section 3.1.

“Closing Day” means, with respect to the Series A Notes, the Series A Closing Date, and with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.3, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(g)(ii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral” means, collectively, all of the “Collateral” as defined in the Collateral Documents and all of the other property, rights and interests of the Obligors that are or are intended to be subject to the Liens created by the Collateral Documents.

“Collateral Agent” means HSBC Bank USA, National Association, in its capacity as collateral agent under the Intercreditor Agreement, and its successors and permitted assigns in such capacity.

“Collateral Documents” means, collectively, the Original Security Agreements, each Account Control Agreement, the security agreements and pledge agreements entered into pursuant to Section 9.15, and all other collateral assignments, agreements, instruments or documents creating or purporting to create a Lien securing the Note Obligations.

“Commitment Letter” means that certain letter agreement, dated January 2, 2024, between the Company and Prudential.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.2(e).

“Confirmation of Guaranty” is defined in Section 4.2(n).

“Confirmation of Security” is defined in Section 4.2(o).

Schedule A - 5

“Consideration” means, in connection with an acquisition or disposition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent) valued in accordance with GAAP, the payment of consulting fees to prior owners of an acquired business (except to the extent constituting reasonable compensation for services rendered) or fees for a covenant not to compete and any other consideration paid for the acquisition or disposition; excluding, however, the payment of any fees to any investment banker or the assumption of any trade payables and short term accruals in the ordinary course of business in connection with such acquisition or disposition.

“Consolidated” or “Consolidated Basis” means, when used with reference to financial statement items of the Company and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any Reference Period and without duplication, (a) Consolidated Net Income for such period, plus (b) to the extent deducted in calculating Consolidated Net Income and without duplication (i) income taxes expensed during such period by the Company and its Subsidiaries, (ii) Interest Expense during such period, (iii) depreciation, amortization and other Non-Cash Charges accrued for such period, (iv) non-cash losses from any Casualty Event, Disposition or discontinued operation during such period, and (v) stock compensation expense, minus (c) to the extent such items were added in calculating Consolidated Net Income (i) Extraordinary Gains during such period, (ii) gains from any Casualty Event, Disposition or discontinued operation during such period, (iii) interest income, royalty payments and other income during such period, (iv) federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period, and (v) all non-cash income items for such period; provided that notwithstanding anything to the contrary in this definition, for purposes of computing any pro-forma calculation required by this Agreement, the term “Consolidated EBITDA” shall be computed, on a consistent basis, to reflect purchases and acquisitions, whether a Permitted Acquisition or otherwise, and sales of assets of the Company or a Subsidiary constituting a business line or division, by the Company or a Subsidiary during the Reference Period as if they had occurred at the beginning of such Reference Period, and the Company, during the twelve (12) month period following the date of any purchases and acquisitions, may include in the calculation of Consolidated EBITDA the necessary portion of the adjusted historical results attributable to the assets, businesses or entities acquired in acquisitions that were achieved prior to the applicable date of the acquisition for such time period as is necessary for the Company to have figures for a full Reference Period from the date of determination with respect to such acquired entities.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, the net income of the Company and its Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or a similar caption) on a Consolidated balance sheet of the Company and all Subsidiaries at such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Schedule A - 6

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Creditors” shall have the meaning specified in the Intercreditor Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” with respect to any Note, has the meaning given in such Note.

“Delayed Delivery Fee” is defined in Section 2.2(g)(ii).

“Disclosure Documents” is defined in Section 5.3.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Obligor” means an Obligor that is organized under the laws of any political subdivision of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dordrecht” means Allied Motion Dordrecht B.V. (formerly known as Precision Motor Technology B.V.), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its seat (statutaire zetel) in Dordrecht, The Netherlands, its registered office at Opaal 600, 3316 LE Dordrecht, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 23086029.

“Dutch Obligor” means an Obligor that is incorporated or established in The Netherlands.

“Emoteq” means Emoteq Corporation, a Colorado corporation.

Schedule A - 7

“Environmental Claim” is defined in Section 5.19.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including, but not limited to, those related to hazardous substances or wastes, air emissions and discharges to waste or public systems or other Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendment Act of 1980, and as otherwise amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, including the failure of the Company or any Subsidiary to make minimum required contributions (within the meaning of Section 4.12(a)(2)(A) of the Code); (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (except as otherwise disclosed in Schedule 5.12); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title I or IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (g) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (h) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension

Schedule A - 8

Plan, whether or not waived or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (i) the existence with respect to any Plan of a non-exempt Prohibited Transaction; or (j) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA.

“Event of Default” is defined in Section 11.

“Existing Bank Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of August 23, 2022, among the Company, as a borrower, Allied B.V., as a borrower, the lenders party thereto, HSBC Bank USA, National Association, as administrative agent and L/C Issuer, and HSBC Bank USA, National Association, KeyBank National Association, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers.

“Excluded Accounts” has the meaning set forth in the U.S. General Security Agreement.

“Extraordinary Gains” means, with respect to any period, any extraordinary gains, as defined under GAAP.

“Facility” is defined in Section 2.2(a).

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Fee Letter” means that certain letter agreement dated March 1, 2024 entered into between Prudential and the Company regarding fees payable to Prudential.

“Finance Documents” means, collectively, this Agreement, each Note, each Guaranty Agreement, each Confirmation of Guaranty, each Confirmation of Security, each Request for Purchase, each Confirmation of Acceptance, the Intercreditor Agreement, each Collateral Document, the Fee Letter and each document designated as a “Finance Document” in a writing signed by the Company and Prudential and/or the Required Holders, and all amendments, restatements, supplements or modifications to any of the foregoing.

“Foreign Obligor” means an Obligor that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

Schedule A - 9

“Funded Indebtedness” means, with respect to the Company and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) in respect of any Synthetic Lease Obligations or any Capital Lease Obligations, and (iii) the maximum drawing amount of all letters of credit outstanding, plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Company or any of its Subsidiaries minus unrestricted domestic cash (consisting of petty cash and cash on deposit in United States based bank accounts) and cash equivalents (each as defined under GAAP).

“Funding Instruction Letter” is defined in Section 4.1(n).

“GAAP” means generally accepted accounting principles in the United States set forth in the Accounting Standards Codification promulgated by the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, except for the purposes of the books and records of the Foreign Obligors only, “GAAP” means the IFRS or generally accepted accounting principles applicable in The Netherlands or Canada.  The financial statements of the Foreign Obligors to be delivered under Section 7.1 must be presented under the foregoing described generally accepted accounting principles applicable in the United States.

“Globe Inc.” means Globe Motors, Inc., a Delaware corporation.

“Globe Lda.” means Allied Motion Portugal, Lda., a private limited company organized under the laws of Portugal.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantors” means, collectively, the Original Guarantors and each other Person that has executed and delivered a Guaranty Agreement, in each case so long as such Person’s Guaranty Agreement is in full force and effect and such Person has not been discharged and released from its obligations under its Guaranty Agreement.

“Guarantor Notice” is defined in Section 9.9.

“Guaranty” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other

Schedule A - 10

obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guaranty” as a verb has a corresponding meaning.

“Guaranty Agreements” means, collectively, the Original Guaranty Agreement and any other agreement made by any Person as guarantor, in favor of the holders of the Notes, providing for the guaranty by such Person of the Note Obligations and in form and substance satisfactory to the Required Holders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose average life (as determined by Prudential) most closely matches the average life of such Accepted Note.

“Heidrive” means Heidrive GmbH, a German limited liability company.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or

Schedule A - 11

rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under to referred to herein.

“Incorporated Provision” is defined in Section 9.10.

“Incorporated Provision Termination Date” means, in respect of any Incorporated Provision, the day on which the holders of Notes receive an Officer’s Certificate satisfying the requirements of Section 7.2 with respect to the next subsequent quarterly fiscal period of the Company following the quarterly fiscal period in which such Incorporated Provision is deleted or otherwise removed from all applicable Material Credit Facilities or all such Material Credit Facilities are terminated, as applicable.

“Increased Leverage Period” is defined in Section 10.10.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)net obligations of such Person under any Swap Contract;
(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);
(e)indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)Capital Lease Obligations and Synthetic Lease Obligations;
(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person; and

Schedule A - 12

(h)all guaranties of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement, dated as of March 1, 2024, by and among the Bank Agent, the Series A Purchasers, each other holder of a Note that becomes a party thereto, each other Creditor that becomes a party thereto and the Collateral Agent.

“Interest Coverage Ratio” means, as of any date of determination, the ratio as of the last day of any fiscal quarter of the Company ending on the date of determination (a) Consolidated EBITDA for the four consecutive fiscal quarters then ended to (b) Interest Expense for such period.

“Interest Expense” means, for any period, the sum, without duplication, for the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or paid during such period (whether or not actually paid during such period), plus (b) the net amounts paid (or minus the net amounts received) in respect of interest rate Swap Contracts during such period, excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of interest rate Swap Contracts, plus (c) all fees, including letter of credit fees and expenses (but excluding reimbursement of legal fees), plus (d) the amortization of financing costs in connection with Indebtedness.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any

Schedule A - 13

Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” is defined in Section 5.11.

“Issuance Period” is defined in Section 2.2(b).

“IRS” means the United States Internal Revenue Service.

“Kinetic” means Kinetic Machine Development, LLC, a New York limited liability company.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Leverage Increase” is defined in Section 10.10.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Indebtedness (which shall include the L/C Obligations (as such term is defined in the Bank Credit Agreement)) of the Company and its Subsidiaries outstanding on such date to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the sum of (a) the aggregate cash on hand of the Company and its Subsidiaries, plus (b) the aggregate cash equivalents (as defined under GAAP) of the Company and its Subsidiaries, plus (c) the amount of any unused revolving loan commitments of the Bank Lenders under the Bank Credit Agreement.

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” means any Permitted Acquisition (whether by direct purchase, merger or otherwise, and whether in one or more related transactions) by the Company or any Subsidiary of the Company in which the total Consideration for such acquisition exceeds $15,000,000 (or the equivalent in any other currency).

Schedule A - 14

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Obligor to perform its obligations under any Finance Document to which it is a party or (c) a material adverse effect upon, or material impairment of, the legality, validity, binding effect, enforceability or rights and remedies of the Collateral Agent or the holders of the Notes against any Obligor under any Finance Document to which it is a party.

“Material Credit Facility” means:

(a)the Bank Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof;
(b)any private placement note purchase agreement or other private placement facility entered into by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support; and
(c)any other agreement(s) creating or evidencing indebtedness for borrowed money entered into by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support, in a principal amount outstanding or available for borrowing equal to or greater than $10,000,000 (or the equivalent in any other currency).

“Material Rental Obligation” means the obligation of the Obligors to pay rent under any one or more operating leases with respect to any real or personal property that is material to the business of such Obligor.

“Maturity Date” is defined in each Note.

“More Favorable Provision” is defined in Section 9.10.

“Most Favored Lender Notice” means, in respect of any More Favorable Provision, a written notice to Prudential and each of the holders of the Notes delivered promptly, and in any event within five Business Days after the inclusion of such More Favorable Provision in any Material Credit Facility (including by way of amendment or other modification of any existing provision thereof) from a Senior Financial Officer referring to the provisions and setting forth a verbatim statement of such More Favorable Provision (including any defined terms used therein) and related explanatory calculations, as applicable.

“MPC” means Motor Products Corporation, a Delaware corporation.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) of ERISA to which the Company or any ERISA Affiliate has an obligation to contribute.

“NAIC” means the National Association of Insurance Commissioners.

“Non-Cash Charges” means, with respect to any calculation of Consolidated Net Income for any period, all non-cash charges related to incentive stock compensation, all non-cash

Schedule A - 15

extraordinary losses and charges deducted in such calculation, as determined in accordance with GAAP (excluding inventory and account receiveable write-downs and charge-offs), including, without limitation, non-cash recognition of unrealized declines in the market value of marketable securities recorded in accordance with ASC No. 320, non-cash asset impairment charges recorded in accordance with ASC No. 350 and ASC No. 360, and non-cash restructuring charges.

“Non-Material Covenant Subsidiary” means a Non-Material Subsidiary that, as of the date of determination, (a) has been a Subsidiary for at least ninety (90) days, (b) is not a Guarantor and (c) with respect to which no Guarantor Notice has been delivered by the Company within the past ninety (90) days.

“Non-Material Subsidiary” means a Subsidiary of the Company that has, as of the date of determination, assets equal to less than ten percent (10%) of Consolidated Total Assets based on the quarterly consolidated financial statements of the Company most recently delivered to the holders of the Notes.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Obligations” means, collectively, all Indebtedness evidenced by the Notes and all present and future advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Finance Document or otherwise with respect to any Finance Document or the enforcement or collection thereof, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including the Make-Whole Amount with respect to any Note and the fees, charges and disbursements of counsel, and including interest and fees that accrue after the commencement by or against the any Obligor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Obligor or such Affiliate as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Note” and “Notes” are defined in Section 1.2.

“NRSRO” means (a) each of (i) S&P Global Ratings, a division of S&P Global Inc., or any successor thereto, (ii) Moody’s Investors Service, Inc., or any successor thereto, (iii) Fitch Ratings, Inc., or any successor thereto, (iv) A.M. Best Rating Services, Inc., or any successor thereto, (v) DBRS, Inc., or any successor thereto, and (vi) Kroll Bond Rating Agency, Inc., or any successor thereto, and (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, in the case of each of clauses (a) and (b) above, so long as such credit rating agency continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“NRSRO Rating” is defined in Section 9.14.

Schedule A - 16

“Obligations” shall have the meaning specified in the Intercreditor Agreement.

“Obligors” means, collectively, the Company and the Guarantors.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity and (d) with respect to any entity organized under the laws of the Netherlands, an up to date extract from the Dutch Commercial Register (Handelsregister), its deed of incorporation, its articles of association and an up to date copy of its shareholders register.

“Original Guarantors” means, collectively, Airex, Alio, Allied AB, Allied B.V., Allied Corp., Dordrecht, Emoteq, Globe Inc., Globe Lda., Heidrive, Kinetic, MPC, Ormec, SNC, Spectrum, Stature, TCI, Thingap and Twinsburg.

“Original Guaranty Agreement” means that certain Guaranty Agreement, dated the Series A Closing Date, made by Airex, Alio, Allied AB, Allied B.V., Allied Corp., Dordrecht, Emoteq, Globe Inc., Globe Lda., Heidrive, Kinetic, MPC, Ormec, SNC, Spectrum, Stature, TCI, Thingap and Twinsburg, in favor of the holders of the Notes.

“Original Security Agreements” means, collectively:

(a)that certain Amended and Restated Security Agreement, dated March 1, 2024, among the Company, Airex, Alio, Allied Corp., Emoteq, Globe Inc., Kinetic, MPC, Ormec, SNC, Spectrum, Stature, TCI, Thingap, Twinsburg, each other Person that becomes a party thereto as a “Debtor” and the Collateral Agent (the “U.S. General Security Agreement”);
(b)that certain Amended and Restated Pledge Security Agreement, dated March 1, 2024, among the Company, Airex, Alio, Allied Corp., Emoteq, Globe Inc., Kinetic, MPC, Ormec, SNC, Spectrum, Stature, TCI, Thingap, Twinsburg, each other Person that becomes a party thereto as a “Pledgor” and the Collateral Agent (the “U.S. Pledge Security Agreement”);

Schedule A - 17

(c)that certain Amended and Restated Patent and Trademark Security Agreement, dated March 1, 2024, among the Company, Airex, Alio, Allied Corp., Emoteq, Globe Inc., Kinetic, MPC, Ormec, SNC, Spectrum, Stature, TCI, Thingap, Twinsburg, each other Person that becomes a party thereto as a “Grantor” and the Collateral Agent (the “U.S. Patent and Trademark Security Agreement”);
(d)that certain Copyright Security Agreement, dated March 1, 2024, among the Company, Airex, Alio, Allied Corp., Emoteq, Globe Inc., Kinetic, MPC, Ormec, SNC, Spectrum, Stature, TCI, Thingap, Twinsburg, each other Person that becomes a party thereto as a “Grantor” and the Collateral Agent (the “U.S. Copyright Security Agreement”); and
(e)that certain Deed of Pledge of Shares to be entered into after the date hereof by and among the Company, the Collateral Agent and Allied B.V. (the “Allied B.V. Share Pledge Deed”).

“Ormec” means Ormec Systems Corp., a New York corporation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA and 430 of the Code or Section 302 of ERISA and in respect of which the Company or any ERISA Affiliate is (or if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or  any other Plan with respect to which the Company or any ERISA Affiliate has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to PBGC.

“Permitted Acquisition” is defined in Section 10.2.

“Permitted Lien” means a Lien permitted under Section 10.1.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” has the meaning set forth in the definition of “Benefit Plan”.

“Private Rating Letter” means a letter issued by an NRSRO in connection with any private debt rating for the Notes, which (a) sets forth the debt rating for the Notes, (b) refers to the Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (i) such letter includes confirmation that the rating reflects the NRSRO’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (ii) such letter is silent as to the NRSRO’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other Governmental Authority having jurisdiction over any holder of the Notes and

Schedule A - 18

(e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of the Notes.

“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the NRSRO in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned private debt rating for the Notes, in each case, on the letterhead of the NRSRO or its controlled website and generally consistent with the work product that an NRSRO would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other Governmental Authority having jurisdiction over any holder of the Notes from time to time.  Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of the Notes.

“Pro Rata Share” means, with respect to any Note and any mandatory prepayment of Indebtedness under the Bank Loan Documents, an amount equal to the product of:

(a)the Bank Mandatory Prepayment Amount, multiplied by

(b)a fraction, the numerator of which is the outstanding principal amount of such Note, and the denominator of which is the sum of (i) the aggregate outstanding principal amount of all Notes plus (ii) the aggregate outstanding principal amount of Indebtedness subject to such mandatory prepayment under the Bank Loan Documents.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudential” is defined in the addressee line to this Agreement.

“Prudential Affiliate” means any Affiliate of Prudential.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each Series A Purchaser and each other Prudential Affiliate that executes and delivers this Agreement and/or a Confirmation of Acceptance as a Purchaser and their successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

Schedule A - 19

“Quotation” shall have the meaning provided in Section 2.2(d).

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters of the Company and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Relevant Provision” means any financial covenant, affirmative covenant, negative covenant, event of default, accounting provision or other related provision.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Request for Purchase” is defined in Section 2.2(c).

“Required Holders” means at any time on or after the date of this Agreement, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates or any Guarantor), and if at any relevant time, there are no Notes outstanding, then Prudential shall constitute the Required Holders.

“Rescheduled Closing Day” is defined in Section 3.3.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s or any Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in, the Company or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in, the Company or any of its Subsidiaries, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to any intercompany Indebtedness owing by the Company or any Subsidiary, and (v) any payment made to any Affiliates of the Company or any of its Subsidiaries in respect of management, consulting or other similar services provided to the Company or any of its Subsidiaries; provided, however, “Restricted Payment” shall not shall not include any payment for the purchase or redemption of shares of stock of the Company held by (a) any employee of the Company or any of its Subsidiaries if the sole purpose of such payment is to provide funds for the payment of taxes with respect to

Schedule A - 20

shares of the Company held by such employee, and (b) any employee stock ownership plan or trust if the sole purpose of such payment is to provide funds for payments by such plan or trust of payments that are required to be made to employees of the Company or its Subsidiaries.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the president or chief financial officer of the Company.

“Series” is defined in Section 1.2.

“Series A Closing” is defined in Section 3.1.

“Series A Closing Date” is defined in Section 3.1.

“Series A Notes” is defined in Section 1.1.

“Series A Purchaser” is defined in the addressee line to this Agreement.

“Shelf Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.

“Shelf Notes” is defined in Section 1.2.

“SNC” means SNC Manufacturing Co., Inc., a Wisconsin corporation.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, (a) the sum of such Person’s assets is greater than (i) all of such Person’s consolidated liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) and (ii) the amount required to pay such liabilities as they become absolute, matured or otherwise become due in the normal course of business, (b) such Person has the ability to pay its debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute, matured or otherwise become due in the normal course of business and (c) such Person does not have an unreasonably small amount of capital with which to conduct its business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Source” is defined in Section 6.2.

“Spectrum” means Spectrum Controls, Inc., a Washington corporation.

“Stature” means Stature Electric, Inc., a Pennsylvania corporation.

Schedule A - 21

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.  For purposes of this Agreement, a Subsidiary of the Company shall be deemed a “Subsidiary” on the date of formation and shall cease to be deemed a “Subsidiary” on the date of merger, dissolution, liquidation or consolidation, as applicable, in accordance with the terms of this Agreement.

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the

Schedule A - 22

definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” is defined in Section 10.2.

“TCI” means TCI, LLC, a Wisconsin limited liability company.

“Thingap” means ThinGap, Inc., a Delaware corporation.

“Threshold Amount” means $2,000,000 (or the equivalent in any other currency).

“Transtar” means Transtar International, LLC, a Michigan limited liability company.

“Twinsburg” means Allied Motion Twinsburg, LLC, a Delaware limited liability company.

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Copyright Security Agreement” has the meaning set forth in the definition of “Original Security Agreements”.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

Schedule A - 23

“U.S. General Security Agreement” has the meaning set forth in the definition of “Original Security Agreements”.

“U.S. Patent and Trademark Security Agreement” has the meaning set forth in the definition of “Original Security Agreements”.

“U.S. Pledge Security Agreement” has the meaning set forth in the definition of “Original Security Agreements”.

“Wholly-Owned Subsidiary” means any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other Equity Interests of such Subsidiary.

Schedule A - 24

Schedule 1-A

Form of Series A Note

ALLIENT INC.

Series A Senior Note Due March 21, 2031

No. [_____][Date]

$[_______]PPN: 019330 A@8

FOR VALUE RECEIVED, the undersigned, ALLIENT INC., a Colorado corporation (the “Company”), hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on March 21, 2031 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.96% per annum (or, at any time an Increased Leverage Period is in effect, 6.46% per annum) from the date hereof, payable quarterly, on the 21st day of March, June, September and December in each year, commencing with the March 21, June 21, September 21 or December 21 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 7.96% (or, at any time an Increased Leverage Period is in effect, 8.46%) or (ii) 2% over the rate of interest publicly announced by HSBC Bank USA, National Association from time to time in New York, New York as its “base” or “prime” rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of HSBC Bank USA, National Association in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated March 1, 2024 (as from time to time amended, restated, supplemented or otherwise modified, the “Note Purchase Agreement”), between the Company, PGIM, Inc., the Purchasers named therein and each Prudential Affiliate that becomes a party thereto and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Schedule 1-A

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

ALLIENT Inc.

By
Name: Title:

Schedule 1-B - 2

Schedule 1-B

Form of Shelf Note

ALLIENT Inc.

Series [____] Senior Note Due [__________, ____]

No. [_____][Date]

PPN: [______________]
Original Principal Amount: $[____]
Original Issue Date: [____]
Interest Rate: [__]% per annum (or, at any time an Increased Leverage Period is in effect, [____]% per annum)
Interest Payment Dates: [____]
Final Maturity Date: [____]
Principal Prepayment Dates and Amounts: [____]

For Value Received, the undersigned, ALLIENT Inc., a Colorado corporation (the “Company”), hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars [on the final maturity date specified above (the “Maturity Date”) (or so much thereof as shall not have been prepaid),][, payable on the principal prepayment dates and in the amounts specified above, and on the final maturity date specified above (the “Maturity Date”) in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the interest rate per annum specified above from the date hereof, payable on each interest payment date specified above in each year and on the Maturity Date, commencing with the interest payment date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 2% over the interest rate specified above or (ii) 2% over the rate of interest publicly announced by HSBC Bank USA, National Association from time to time in New York, New York as its “base” or “prime” rate with respect to Dollars, payable on each interest payment date specified above as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of HSBC Bank USA, National Association in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated March 1, 2024 (as from time to time

Information Schedule

amended, restated, supplemented or otherwise modified, the “Note Purchase Agreement”), between the Company, PGIM, Inc., the Purchasers named therein and each Prudential Affiliate that becomes a party thereto and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified above and in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

ALLIENT Inc.

By
Name: Title:

Information Schedule - 2